Exhibit 99.3
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Management’s Report on Internal Control over Financial Reporting	2
Report of Independent Registered Public Accounting Firm	3

Consolidated Financial Statements of The Goodyear Tire & Rubber Company:
Consolidated Statements of Operations for each of the three years ended December 31, 2008	4
Consolidated Balance Sheets at December 31, 2008 and December 31, 2007	5
Consolidated Statements of Shareholders’ Equity (Deficit) for each of the three years ended December 31, 2008	6
Consolidated Statements of Cash Flows for each of the three years ended December 31, 2008	9
Notes to Consolidated Financial Statements	10

Supplementary Data (unaudited)	58

Financial Statement Schedules:
The following consolidated financial statement schedules of The Goodyear Tire & Rubber Company are filed as part of this Current Report on Form 8-K and should be read in conjunction with the Consolidated Financial Statements of The Goodyear Tire & Rubber Company:

Schedule I — Condensed Financial Information of Registrant
Schedule II — Valuation and Qualifying Accounts
Schedules not listed above have been omitted since they are not applicable or are not required, or the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined under Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934, as amended.
     Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with generally accepted accounting principles.
     Internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of the consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     Management conducted an assessment of the Company’s internal control over financial reporting as of December 31, 2008 using the framework specified in Internal Control — Integrated Framework, published by the Committee of Sponsoring Organizations of the Treadway Commission. Based on such assessment, management has concluded that the Company’s internal control over financial reporting was effective as of December 31, 2008.
     The effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is presented in this Current Report on Form 8-K.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To The Board of Directors and Shareholders
of The Goodyear Tire & Rubber Company
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of The Goodyear Tire & Rubber Company and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, appearing under Item 8. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
     As discussed in the notes to the consolidated financial statements, the Company changed the manner in which it accounts for non-controlling interests as of January 1, 2009 (Note 1), convertible debt instruments as of January 1, 2009 (Note 1), uncertain tax positions as of January 1, 2007 (Note 15) and defined benefit pension and other postretirement plans as of December 31, 2006 (Note 14).
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Cleveland, Ohio
February 18, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests (Note 1) and convertible debt instruments (Note 1), as to which the date is May 5, 2009.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In millions, except per share amounts)	2008	2007	2006
Net Sales	$19,488	$19,644	$18,751
Cost of Goods Sold	16,139	15,911	15,726
Selling, Administrative and General Expense	2,600	2,762	2,546
Rationalizations (Note 2)	184	49	311
Interest Expense (Note 16)	320	468	463
Other (Income) and Expense (Note 3)	59	9	(75)

Income (Loss) from Continuing Operations before Income Taxes	186	445	(220)
United States and Foreign Taxes (Note 15)	209	255	60

Income (Loss) from Continuing Operations	(23)	190	(280)
Discontinued Operations (Note 18)	—	463	43

Net Income (Loss)	(23)	653	(237)

Less: Minority Shareholders’ Net Income	54	70	111

Goodyear Net Income (Loss)	$(77)	$583	$(348)

Goodyear Per Share Amounts:

Per Basic Share:
Income (Loss) from Continuing Operations	$(0.32)	$0.60	$(2.21)
Discontinued Operations	—	2.30	0.25

Goodyear Net Income (Loss)	$(0.32)	$2.90	$(1.96)

Weighted Average Shares Outstanding (Note 4)	241	201	177

Per Diluted Share:
Income (Loss) from Continuing Operations	$(0.32)	$0.59	$(2.21)
Discontinued Operations	—	2.25	0.25

Goodyear Net Income (Loss)	$(0.32)	$2.84	$(1.96)

Weighted Average Shares Outstanding (Note 4)	241	205	177

Amounts Attributable to Goodyear:
Income (Loss) from Continuing Operations	$(77)	$120	$(391)
Discontinued Operations	—	463	43

Goodyear Net Income (Loss)	$(77)	$583	$(348)

The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
(Dollars in millions)	2008	2007
Assets
Current Assets:
Cash and cash equivalents (Note 1)	$1,894	$3,463
Restricted cash	12	191
Accounts receivable (Note 5)	2,547	3,103
Inventories (Note 6)	3,592	3,164
Prepaid expenses and other current assets (Note 8)	295	251

Total Current Assets	8,340	10,172
Goodwill (Note 7)	683	713
Intangible Assets (Note 7)	160	167
Deferred Income Taxes (Note 15)	54	83
Other Assets (Note 8)	355	458
Property, Plant and Equipment (Note 9)	5,634	5,598

Total Assets	$15,226	$17,191

Liabilities
Current Liabilities:
Accounts payable-trade	$2,509	$2,422
Compensation and benefits (Notes 13 and 14)	624	897
Other current liabilities	643	753
United States and foreign taxes	156	196
Notes payable and overdrafts (Note 12)	265	225
Long term debt and capital leases due within one year (Note 12)	582	171

Total Current Liabilities	4,779	4,664
Long Term Debt and Capital Leases (Note 12)	4,132	4,329
Compensation and Benefits (Notes 13 and 14)	3,487	3,404
Deferred and Other Noncurrent Income Taxes (Note 15)	193	274
Other Long Term Liabilities	763	667

Total Liabilities	13,354	13,338

Commitments and Contingent Liabilities (Note 20)	—	—
Minority Shareholders’ Equity (Note 1)	619	703

Shareholders’ Equity
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50,000,000 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450,000,000 shares in 2008 and 2007 Outstanding shares, 241,289,921 (240,122,374 in 2007)	241	240
Capital Surplus	2,764	2,722
Retained Earnings	1,463	1,540
Accumulated Other Comprehensive Loss (Note 19)	(3,446)	(1,652)

Goodyear Shareholders’ Equity	1,022	2,850
Minority Shareholders’ Equity — Nonredeemable	231	300

Total Shareholders’ Equity	1,253	3,150

Total Liabilities and Shareholders’ Equity	$15,226	$17,191

The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

					Accumulated		Minority
					Other	Goodyear	Shareholders’	Total
	Common Stock		Capital	Retained	Comprehensive	Shareholders’	Equity — Non-	Shareholders’
(Dollars in millions)	Shares	Amount	Surplus	Earnings	Loss	Equity (Deficit)	redeemable	Equity (Deficit)
Balance at December 31, 2005 as reported (after deducting 19,168,917 treasury shares)	176,509,751	$177	$1,398	$1,298	$(2,800)	$73	$$240	$$313
Adjustment to initially apply FASB Staff Position APB 14-1 for convertible debt (Note 1)			60	(25)		35	—	35

Balance at December 31, 2005 as restated (after deducting 19,168,917 treasury shares).	176,509,751	177	1,458	1,273	(2,800)	108	240	348
Comprehensive income (loss):
Net loss				(348)		(348)	25	(323)
Foreign currency translation (net of tax of $0)					233	233	2	235
Reclassification adjustment for amounts recognized in income (net of tax of $0)					2	2	—	2
Additional pension liability (net of tax of $37)					439	439	5	444
Unrealized investment loss (net of tax of $0)					(4)	(4)	—	(4)
Deferred derivative gain (net of tax of $0)					1	1	—	1
Reclassification adjustment for amounts recognized in income (net of tax of $(3))					(3)	(3)	—	(3)

Other comprehensive income (loss)						668	7	675

Total comprehensive income (loss)						320	32	352
Adjustment to initially apply FASB Statement No. 158 for pension and OPEB (net of tax of $47)					(1,199)	(1,199)	—	(1,199)
Transactions between Goodyear and Minority shareholders							(18)	(18)
Common stock issued from treasury:
Stock-based compensation plans	1,709,219	1	11			12	—	12
Stock-based compensation			18			18	—	18

Balance at December 31, 2006
(after deducting 17,459,698 treasury shares)	178,218,970	$178	$1,487	$925	$(3,331)	$(741)	$254	$(487)
The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT) (continued)

					Accumulated		Minority
					Other	Goodyear	Shareholders’	Total
	Common Stock		Capital	Retained	Comprehensive	Shareholders’	Equity — Non-	Shareholders’
(Dollars in millions)	Shares	Amount	Surplus	Earnings	Loss	Equity (Deficit)	redeemable	Equity (Deficit)
Balance at December 31, 2006 (after deducting 17,459,698 treasury shares)	178,218,970	$178	$1,487	$925	$(3,331)	$(741)	$254	$(487)
Adjustment for adoption of FIN 48 (Note 15)				32		32	—	32
Comprehensive income (loss):
Net income				583		583	22	605
Foreign currency translation (net of tax of $1)					482	482	33	515
Reclassification adjustment for amounts recognized in income (net of tax of $0)					(13)	(13)	—	(13)
Prior service credit from defined benefit plan amendments (net of tax of $0)					488	488	—	488
Amortization of prior service cost and unrecognized gains and losses included in net periodic benefit cost (net of tax of $8)					154	154	—	154
Decrease in net actuarial losses (net of tax of $12)					445	445	—	445
Immediate recognition of prior service cost and unrecognized gains and losses due to curtailments, settlements and divestitures (net of tax of $10)					137	137	—	137
Unrealized investment loss (net of tax of $0)					(14)	(14)	—	(14)

Other comprehensive income (loss)						1,679	33	1,712

Total comprehensive income (loss)						2,262	55	2,317
Issuance of shares for public equity offering (Note 22)	26,136,363	26	808			834	—	834
Issuance of shares for conversion of debt (Note 12)	28,728,852	29	309			338	—	338
Transactions between Goodyear and Minority shareholders							(9)	(9)
Common stock issued from treasury:
Stock-based compensation plans (Note 13)	7,038,189	7	96			103	—	103
Stock-based compensation			22			22	—	22

Balance at December 31, 2007 (after deducting 10,438,287 treasury shares)	240,122,374	$240	$2,722	$1,540	$(1,652)	$2,850	$300	$3,150
The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT) (continued)

					Accumulated		Minority
					Other	Goodyear	Shareholders’	Total
	Common Stock		Capital	Retained	Comprehensive	Shareholders’	Equity — Non-	Shareholders’
(Dollars in millions)	Shares	Amount	Surplus	Earnings	Loss	Equity (Deficit)	redeemable	Equity (Deficit)
Balance at December 31, 2007 (after deducting 10,438,287 treasury shares)	240,122,374	$240	$2,722	$1,540	$(1,652)	$2,850	$300	$3,150
Comprehensive income (loss):
Net loss				(77)		(77)	25	(52)
Foreign currency translation (net of tax of $0)					(488)	(488)	(25)	(513)
Reclassification adjustment for amounts recognized in income (net of tax of $0)					(15)	(15)	—	(15)
Amortization of prior service cost and unrecognized gains and losses included in net periodic benefit cost (net of tax of $8)					99	99	—	99
Increase in net actuarial losses (net of tax of $11)					(1,452)	(1,452)	—	(1,452)
Immediate recognition of prior service cost and unrecognized gains and losses due to curtailments and settlements (net of tax of $0)					67	67	—	67
Unrealized investment loss (net of tax of $0)					(5)	(5)		(5)

Other comprehensive income (loss)						(1,794)	(25)	(1,819)

Total comprehensive income (loss)						(1,871)	—	(1,871)
Issuance of shares for conversion of debt (Note 12)	328,954	—	4			4	—	4
Transactions between Goodyear and Minority shareholders							(69)	(69)
Common stock issued from treasury:
Stock-based compensation plans (Note 13)	838,593	1	4			5	—	5
Stock-based compensation			34			34	—	34

Balance at December 31, 2008 (after deducting 9,599,694 treasury shares)	241,289,921	$241	$2,764	$1,463	$(3,446)	$1,022	$231	$1,253

The following table presents changes in Minority Equity presented outside of Shareholders’ Equity:

(In millions)	2008	2007	2006
Balance at beginning of year	$703	$623	$551
Comprehensive income (loss):
Net income	29	48	86
Foreign currency translation (net of tax of $0)	(73)	76	71
Additional pension liability (net of tax of $1 in 2006)	—	—	—
Adjustment to initially apply FASB Statement No. 158 for pension and OPEB (net of tax of $2 in 2006)	—	—	(30)
Prior service credit from defined benefit plan amendment (net of tax of $0)	—	3	—
Amortization of prior service cost and unrecognized gains and losses included in net benefit cost (net of tax of $3 in 2008)	7	14	—
Decrease in net actuarial losses (net of tax of $9 in 2007)	10	28	—
Immediate recognition of prior service cost and unrecognized gains and losses due to curtailments, settelements and divestitures (net of tax of $0)	(11)	2	—

Total comprehensive income (loss)	(38)	171	127
Dividends paid	(46)	(91)	(55)

Balance at end of year	$619	$703	$623

Consolidated comprehensive income (loss) was ($1,909) million, $2,488 million and $479 million in 2008, 2007 and 2006, respectively.
The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In millions)	2008	2007	2006
Cash Flows from Operating Activities:
Net Income (Loss)	$(23)	$653	$(237)
Less: Discontinued Operations	—	463	43

Income (Loss) from Continuing Operations	(23)	190	(280)

Adjustments to reconcile net income (loss) from continuing operations to cash flows from operating activities:
Depreciation and amortization	660	614	637
Amortization and write-off of debt issuance costs	26	47	21
Net rationalization charges (Note 2)	184	49	311
Net gains on asset sales (Note 3)	(53)	(15)	(40)
VEBA funding	(1,007)	—	—
Pension contributions and direct payments	(364)	(719)	(708)
Rationalization payments	(84)	(75)	(119)
Customer prepayments and government grants	105	9	3
Insurance recoveries	16	7	46

Changes in operating assets and liabilities, net of asset acquisitions and dispositions:
Accounts receivable	294	(104)	265
Inventories	(700)	(395)	127
Accounts payable—trade	287	294	71
United States and foreign taxes	(38)	(36)	(187)
Other long term liabilities	(28)	(26)	(40)
Compensation and benefits	(31)	292	337
Other current liabilities	(28)	(76)	27
Prepaid expenses and other current assets	(58)	31	(13)
Deferred and other noncurrent income taxes	32	23	(45)
Other assets and liabilities	65	(18)	32

Total operating cash flows from continuing operations	(745)	92	445
Operating cash flows from discontinued operations	—	13	115

Total Cash Flows from Operating Activities	(745)	105	560

Cash Flows from Investing Activities:
Capital expenditures	(1,049)	(739)	(637)
Asset dispositions	58	107	127
Asset acquisitions	(84)	—	(41)
Decrease in restricted cash	4	23	27
Investment in The Reserve Primary Fund	(360)	—	—
Return of investment in The Reserve Primary Fund	284	—	—
Other transactions	11	3	26

Total investing cash flows from continuing operations	(1,136)	(606)	(498)
Investing cash flows from discontinued operations	—	1,435	(34)

Total Cash Flows from Investing Activities	(1,136)	829	(532)

Cash Flows from Financing Activities:
Short term debt and overdrafts incurred	97	21	77
Short term debt and overdrafts paid	(31)	(81)	(101)
Long term debt incurred	1,780	142	2,245
Long term debt paid	(1,459)	(2,327)	(501)
Common stock issued (Notes 13 and 22)	5	937	12
Dividends paid to minority interests in subsidiaries	(55)	(100)	(69)
Debt related costs and other transactions	11	(18)	(15)

Total financing cash flows from continuing operations	348	(1,426)	1,648
Financing cash flows from discontinued operations	—	(9)	(1)

Total Cash Flows from Financing Activities	348	(1,435)	1,647
Net Change in Cash of Discontinued Operations	—	27	(10)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(36)	75	59

Net Change in Cash and Cash Equivalents	(1,569)	(399)	1,724
Cash and Cash Equivalents at Beginning of the Year	3,463	3,862	2,138

Cash and Cash Equivalents at End of the Year	$1,894	$3,463	$3,862

The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Accounting Policies
A summary of the significant accounting policies used in the preparation of the accompanying consolidated financial statements follows:
Principles of Consolidation
The consolidated financial statements include the accounts of all majority-owned subsidiaries and variable interest entities in which it is has been determined that we are the primary beneficiary. Investments in companies in which we do not own a majority and we have the ability to exercise significant influence over operating and financial policies are accounted for using the equity method. Investments in other companies are carried at cost. All intercompany balances and transactions have been eliminated in consolidation.
     As discussed below, we have adopted the provisions of FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51” and FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, effective January 1, 2009. All periods presented in this Form 8-K have been restated or reclassified in accordance with those pronouncements.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to:
•	recoverability of intangibles and other long-lived assets,

•	deferred tax asset valuation allowances and uncertain income tax positions,

•	workers’ compensation,

•	general and product liabilities and other litigation,

•	pension and other postretirement benefits, and

•	various other operating allowances and accruals, based on currently available information.
Changes in facts and circumstances may alter such estimates and affect results of operations and financial position in future periods.
Revenue Recognition and Accounts Receivable Valuation
Revenues are recognized when finished products are shipped to unaffiliated customers, both title and the risks and rewards of ownership are transferred or services have been rendered and accepted, and collectibility is reasonably assured. A provision for sales returns, discounts and allowances is recorded at the time of sale. Appropriate provisions are made for uncollectible accounts based on historical loss experience, portfolio duration, economic conditions and credit risk quality. The adequacy of the allowances are assessed quarterly.
Shipping and Handling Fees and Costs
Costs incurred for transportation of products to customers are recorded as a component of Cost of Goods Sold (“CGS”).
Research and Development Costs
Research and development costs include, among other things, materials, equipment, compensation and contract services. These costs are expensed as incurred and included as a component of CGS. Research and development expenditures were $366 million, $372 million and $342 million in 2008, 2007 and 2006, respectively.

Warranty
Warranties are provided on the sale of certain of our products and services and an accrual for estimated future claims is recorded at the time revenue is recognized. Tire replacement under most of the warranties we offer is on a prorated basis. Warranty reserves are based on past claims experience, sales history and other considerations. Refer to Note 20.
Environmental Cleanup Matters
We expense environmental costs related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. We determine our liability on a site by site basis and record a liability at the time when it is probable and can be reasonably estimated. Our estimated liability is reduced to reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. Our estimated liability is not discounted or reduced for possible recoveries from insurance carriers. Refer to Note 20.
Legal Costs
We record a liability for estimated legal and defense costs related to pending general and product liability claims, environmental matters and workers’ compensation claims. Refer to Note 20.
Advertising Costs
Costs incurred for producing and communicating advertising are generally expensed when incurred as a component of Selling, Administrative and General Expense (“SAG”). Costs incurred under our cooperative advertising program with dealers and franchisees are generally recorded as reductions of sales as related revenues are recognized. Advertising costs, including costs for our cooperative advertising programs with dealers and franchisees, were $373 million, $394 million and $318 million in 2008, 2007 and 2006, respectively.
Rationalizations
We record costs for rationalization actions implemented to reduce excess and high-cost manufacturing capacity, and to reduce associate headcount. Associate-related costs include severance, supplemental unemployment compensation and benefits, medical benefits, pension curtailments, postretirement benefits, and other termination benefits. Other than associate-related costs, costs generally include, but are not limited to, non-cancelable lease costs, contract terminations, and moving and relocation costs. Rationalization charges related to accelerated depreciation and asset impairments are recorded in CGS or SAG. Refer to Note 2.
Income Taxes
Income taxes are recognized during the year in which transactions enter into the determination of financial statement income, with deferred taxes being provided for temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured under applicable tax laws. The effect on deferred tax assets or liabilities of a change in the tax law or tax rate is recognized in the period the change is enacted. Valuation allowances are recorded to reduce net deferred tax assets to the amount that is more likely than not to be realized. The calculation of our tax liabilities also involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain income tax positions based on our estimate of whether, and the extent to which, additional taxes will be required. We also report interest and penalties related to uncertain income tax positions as income taxes. Refer to Note 15.

Cash and Cash Equivalents / Consolidated Statements of Cash Flows
Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less. Substantially all of our cash and short-term investment securities are held with investment-grade rated counterparties. At December 31, 2008, our cash investments with any single counterparty did not exceed $250 million.
     Cash flows associated with derivative financial instruments designated as hedges of identifiable transactions or events are classified in the same category as the cash flows from the related hedged items. Cash flows associated with derivative financial instruments not designated as hedges are classified as operating activities. Book overdrafts are recorded within Accounts payable-trade and totaled $97 million and $118 million at December 31, 2008 and 2007, respectively. Bank overdrafts are recorded within Notes payable and overdrafts. Cash flows associated with book and bank overdrafts are classified as financing activities. Investing activities exclude $33 million and $132 million of accrued capital expenditures for 2008 and 2007, respectively. Non-cash financing activities in 2007 included the issuance of 28.7 million shares of our common stock in exchange for approximately $346 million principal amount of our 4% convertible senior notes due 2034.
Restricted Net Assets
In certain countries where we operate, transfers of funds into or out of such countries by way of dividends, loans or advances are generally or periodically subject to various restrictive governmental regulations. In addition, certain of our credit agreements and other debt instruments restrict the ability of foreign subsidiaries to make cash distributions. At December 31, 2008, approximately $331 million of net assets were subject to such restrictions, compared to approximately $308 million at December 31, 2007.
Inventories
Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out or the average cost method. Costs include direct material, direct labor and applicable manufacturing and engineering overhead. We allocate fixed manufacturing overheads based on normal production capacity and recognize abnormal manufacturing costs as period costs. We determine a provision for excess and obsolete inventory based on management’s review of inventories on hand compared to estimated future usage and sales. Refer to Note 6.
Goodwill and Other Intangible Assets
Goodwill is recorded when the cost of acquired businesses exceeds the fair value of the identifiable net assets acquired. Goodwill and intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually or when events or circumstances indicate that impairment may have occurred. Annually, we perform the impairment tests for goodwill and intangible assets with indefinite useful lives as of July 31. The impairment test uses a valuation methodology based upon an EBITDA multiple using comparable companies. In addition, the carrying amount of goodwill and intangible assets with indefinite useful lives is reviewed whenever events or circumstances indicated that revisions might be warranted. Goodwill and intangible assets with indefinite useful lives would be written down to fair value if considered impaired. Intangible assets with finite useful lives are amortized to their estimated residual values over such finite lives, and reviewed for impairment whenever events or circumstances warrant such a review. Refer to Note 7.
Investments
Investments in marketable securities are stated at fair value. Fair value is determined using quoted market prices at the end of the reporting period and, when appropriate, exchange rates at that date. Unrealized gains and losses on marketable securities classified as available-for-sale are recorded in Accumulated Other Comprehensive Loss (“AOCL”), net of tax. We regularly review our investments to determine whether a decline in fair value below the cost basis is other than temporary. If the decline in fair value is judged to be other than temporary, the cost basis of the security is written down to fair value and the amount of the write-down is included in the Consolidated Statements of Operations. Refer to Notes 8 and 19.
Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method. Additions and improvements that substantially extend the useful life of property, plant and equipment, and interest costs incurred during the construction period of major projects are capitalized. Repair and maintenance costs are expensed as incurred. Property, plant and equipment are depreciated to their estimated residual values over their estimated useful lives, and reviewed for impairment whenever events or circumstances warrant such a review. Refer to Notes 9 and 16.

Foreign Currency Translation
Financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as AOCL. Where the U.S. dollar is the functional currency, translation adjustments are recorded in the Statement of Operations. Income taxes are generally not provided for foreign currency translation adjustments.
Derivative Financial Instruments and Hedging Activities
To qualify for hedge accounting, hedging instruments must be designated as hedges and meet defined correlation and effectiveness criteria. These criteria require that the anticipated cash flows and/or financial statement effects of the hedging instrument substantially offset those of the position being hedged.
     Derivative contracts are reported at fair value on the Consolidated Balance Sheets as both current and long term Accounts Receivable or Other Liabilities. Deferred gains and losses on contracts designated as cash flow hedges are recorded net of tax in AOCL. Ineffectiveness in hedging relationships is recorded in Other (Income) and Expense in the current period.
Interest Rate Contracts — Gains and losses on contracts designated as cash flow hedges are initially deferred and recorded in AOCL. Amounts are transferred from AOCL and recognized in income as Interest Expense in the same period that the hedged item is recognized in income. Gains and losses on contracts designated as fair value hedges are recognized in income in the current period as Interest Expense. Gains and losses on contracts with no hedging designation are recorded in the current period in Other (Income) and Expense.
Foreign Currency Contracts — Gains and losses on contracts designated as cash flow hedges are initially deferred and recorded in AOCL. Amounts are transferred from AOCL and recognized in income in the same period and on the same line that the hedged item is recognized in income. Gains and losses on contracts designated as fair value hedges, excluding premiums, are recorded in Other (Income) and Expense in the current period. Gains and losses on contracts with no hedging designation are recorded in Other (Income) and Expense in the current period. We do not include premiums paid on forward currency contracts in our assessment of hedge effectiveness. Premiums on contracts designated as hedges are recognized in Other (Income) and Expense over the life of the contract.
Net Investment Hedging — Nonderivative instruments denominated in foreign currencies are used from time to time to hedge net investments in foreign subsidiaries. Gains and losses on these instruments are deferred and recorded in AOCL as Foreign Currency Translation Adjustments. These gains and losses are only recognized in income upon the complete or partial sale of the related investment or the complete liquidation of the investment.
Termination of Contracts — Gains and losses (including deferred gains and losses in AOCL) are recognized in Other (Income) and Expense when contracts are terminated concurrently with the termination of the hedged position. To the extent that such position remains outstanding, gains and losses are amortized to Interest Expense or to Other (Income) and Expense over the remaining life of that position. Gains and losses on contracts that we temporarily continue to hold after the early termination of a hedged position, or that otherwise no longer qualify for hedge accounting, are recognized in income in Other (Income) and Expense.
     Refer to Note 12.

Stock-Based Compensation
We measure compensation cost arising from the grant of share-based awards to employees at fair value and recognize such cost in income over the period during which the service is provided, usually the vesting period. We recognize compensation expense using the straight-line approach. We estimate fair value using the Black-Scholes valuation model. Assumptions used to estimate the compensation expense are determined as follows:
•	Expected term is determined using a weighted average of the contractual term and vesting period of the award under the simplified method, as historical data was not sufficient to provide a reasonable estimate;

•	Expected volatility is measured using the weighted average of historical daily changes in the market price of our common stock over the expected term of the award and implied volatility calculated for our exchange traded options with an expiration date greater than one year;

•	Risk-free interest rate is equivalent to the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and,

•	Forfeitures are based substantially on the history of cancellations of similar awards granted in prior years.
Refer to Note 13.
Earnings Per Share of Common Stock
Basic earnings per share are computed based on the weighted average number of common shares outstanding. Diluted earnings per share primarily reflects the dilutive impact of outstanding stock options and contingently convertible debt, regardless of whether the provision of the contingent features had been met. All earnings per share amounts in these notes to the consolidated financial statements are diluted, unless otherwise noted. Refer to Note 4.
Fair Value Measurements
Valuation Hierarchy
Assets and liabilities measured at fair value are classified using the following hierarchy, which is based upon the transparency of inputs to the valuation as of the measurement date.
•	Level 1 — Valuation is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2 — Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 — Valuation is based upon other unobservable inputs that are significant to the fair value measurement.
The classification of fair value measurements within the hierarchy is based upon the lowest level of input that is significant to the measurement. Valuation methodologies used for assets and liabilities measured at fair value are as follows.
Investments
Where quoted prices are available in an active market, investments are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, fair values are estimated using quoted prices of securities with similar characteristics or inputs other than quoted prices that are observable for the security, and would be classified within Level 2 of the valuation hierarchy. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities would be classified within Level 3 of the valuation hierarchy.

Derivative Financial Instruments
Exchange-traded derivative financial instruments that are valued using quoted prices would be classified within Level 1 of the valuation hierarchy. Derivative financial instruments valued using internally-developed models that use as their basis readily observable market parameters are classified within Level 2 of the valuation hierarchy. Derivative financial instruments that are valued based upon models with significant unobservable market parameters, and that are normally traded less actively, would be classified within Level 3 of the valuation hierarchy.
     Refer to Note 11.
Reclassifications
Certain items previously reported in specific financial statement captions have been reclassified to conform to the 2008 presentation.
Recently Issued Accounting Pronouncements
In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 addresses how companies should measure fair value when they are required to use a fair value measure for recognition and disclosure purposes under generally accepted accounting principles. SFAS No. 157 requires the fair value of an asset or liability to be based on market-based measures which will reflect the credit risk of the company. SFAS No. 157 expands the disclosure requirements to include the methods and assumptions used to measure fair value and the effect of fair value measures on earnings. The adoption of SFAS No. 157 effective January 1, 2008 did not have a material impact on our consolidated financial statements.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits a company to choose to measure many financial instruments and other items at fair value that are not currently required to be measured at fair value. We did not elect the fair value measurement option for any of our existing financial instruments other than those that are already being measured at fair value. As such, the adoption of SFAS No. 159 effective January 1, 2008 did not have a material impact on our consolidated financial statements.
     In December 2007, the FASB issued SFAS No. 141 (Revised), “Business Combinations” (“SFAS No. 141 (R)”), replacing SFAS No. 141, “Business Combinations” (“SFAS No. 141”), and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 141(R) retains the fundamental requirements of SFAS No. 141, broadens its scope by applying the acquisition method to all transactions and other events in which one entity obtains control over one or more other businesses, and requires, among other things, that assets acquired and liabilities assumed be measured at fair value as of the acquisition date, that liabilities related to contingent consideration be recognized at the acquisition date and remeasured at fair value in each subsequent reporting period, that acquisition-related costs be expensed as incurred, and that income be recognized if the fair value of the net assets acquired exceeds the fair value of the consideration transferred. SFAS No. 160 establishes accounting and reporting standards for noncontrolling interests (i.e., minority interests) in a subsidiary, including changes in a parent’s ownership interest in a subsidiary and requires, among other things, that noncontrolling interests in subsidiaries be classified as shareholders’ equity. SFAS No. 141 (R) is to be applied prospectively in financial statements issued for fiscal years beginning on or after December 15, 2008. We adopted SFAS No. 141 (R) on January 1, 2009.
     We are a party to shareholder agreements concerning certain of our less-than-wholly-owned consolidated subsidiaries. Under the terms of certain of these agreements, the minority shareholders have the right to require us to purchase their ownership interests in the respective subsidiaries if there is a change in control of Goodyear or a bankruptcy of Goodyear. Accordingly, we have reported the minority equity in those subsidiaries outside of Shareholders’ Equity.

     In February 2008, the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157”. The FSP defers the provisions of SFAS No. 157 with respect to nonfinancial assets and nonfinancial liabilities that are measured at fair value on a nonrecurring basis subsequent to initial recognition until fiscal years beginning after November 15, 2008. Items in this classification include goodwill, asset retirement obligations, rationalization accruals, intangible assets with indefinite lives, guarantees and certain other items. The adoption of FSP FAS 157-2 effective January 1, 2009 did not have a material impact on our consolidated financial statements.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS No. 161 requires companies with derivative instruments to disclose information that would enable financial statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. The new requirements apply to derivative instruments and nonderivative instruments that are designated and qualify as hedging instruments and related hedged items accounted for under SFAS No. 133. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008; however, early application is encouraged. We adopted SFAS No. 161 effective January 1, 2009.
     In April 2008, the FASB issued Staff Position FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). The FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. The intent of the FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under other accounting principles generally accepted in the United States of America. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The guidance for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after the effective date. Certain disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. We adopted FSP FAS 142-3 effective January 1, 2009.
     In May 2008, the FASB issued Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). The FSP specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate. In July 2004, we issued $350 million of 4% convertible senior notes due 2034, and subsequently exchanged $346 million of those notes for common stock and a cash payment in December 2007. The remaining $4 million of notes were converted into common stock in May 2008. The adoption of APB 14-1 resulted in a $62 million reclassification in our consolidated statements of shareholders’ equity by decreasing retained earnings and increasing capital surplus at December 31, 2008 and 2007, however the adoption did not impact our financial position. Goodyear income from continuing operations and net income were reduced by $19 million and $18 million ($0.10 per share) in 2007 and 2006, respectively, primarily due to increased interest expense. Goodyear income from continuing operations in 2007 decreased by $0.06 per diluted share, and net income in 2007 increased by $0.19 per diluted share. Weighted average diluted shares outstanding in 2007 were reduced as the impact of the adoption of the FSP on net income in that year resulted in the convertible notes becoming antidilutive.
     In June 2008, the FASB issued Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). The FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in SFAS No. 128, “Earnings Per Share”. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented shall be adjusted retrospectively. The adoption of FSP EITF 03-6-1 effective January 1, 2009 did not have a material impact on our consolidated financial statements.
     In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”. The FSP was effective upon issuance. The FSP clarifies the application of FASB Statement No. 157, “Fair Value Measurements”, in a market that is not active. Our fair value measurements classified as Level 3 were determined in accordance with the provisions of the FSP.
     In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets”. The FSP requires disclosure of additional information about investment allocation, fair values of major categories of assets, the development of fair value measurements, and concentrations of risk. The FSP is effective for fiscal years ending after December 15, 2009; however, earlier application is permitted. We will adopt the FSP upon its effective date and will report the required disclosures in our Form 10-K for the period ending December 31, 2009.

Note 2. Costs Associated with Rationalization Programs
To maintain global competitiveness, we have implemented rationalization actions over the past several years to reduce excess and high-cost manufacturing capacity and to reduce associate headcount. The net rationalization charges included in Income (Loss) from Continuing Operations before Income Taxes are as follows:

(In millions)	2008	2007	2006
New charges	$192	$63	$322
Reversals	(8)	(14)	(11)

	$184	$49	$311

The following table presents the roll-forward of the liability balance between periods:

	Associate-	Other Than Associate-
(In millions)	related Costs	related Costs	Total
Balance at December 31, 2005	$17	$15	$32
2006 charges	294	28	322
Incurred	(225)	(21)	(246)
Reversed to the Statement of Operations	(9)	(2)	(11)

Balance at December 31, 2006	77	20	97
2007 charges	36	27	63
Incurred	(45)	(39)	(84)
Reversed to the Statement of Operations	(12)	(2)	(14)

Balance at December 31, 2007	56	6	62
2008 charges	152	40	192
Incurred	(87)	(23)	(110)
Reversed to the Statement of Operations	(3)	(5)	(8)

Balance at December 31, 2008	$118	$18	$136

Rationalization actions in 2008 consisted primarily of the closure of the Somerton, Australia tire manufacturing facility, closure of the Tyler, Texas mix center, and our plan to exit 92 of our underperforming retail stores in the U.S. Other rationalization actions in 2008 related to plans to reduce manufacturing, selling, administrative and general expenses through headcount reductions in all of our strategic business units.
     During 2008, net rationalization charges of $184 million ($167 million after-tax or $0.69 per share) were recorded. New charges of $192 million were comprised of $142 million for plans initiated in 2008, consisting of $118 million for associate severance costs and $24 million for other exit and non-cancelable lease costs, and $50 million for plans initiated in 2007 and prior years, consisting of $34 million for associate severance costs and $16 million for other exit and non-cancelable lease costs. The net charges in 2008 also included the reversal of $8 million of charges for actions no longer needed for their originally intended purposes. Approximately 3,100 associates will be released under 2008 plans, of which 1,500 were released by December 31, 2008.
     In 2008, $87 million was incurred for associate severance payments and pension curtailment costs, and $23 million was incurred for non-cancelable lease and other exit costs.
     The accrual balance of $136 million at December 31, 2008 consists of $118 million for associate severance costs that are expected to be substantially utilized within the next twelve months and $18 million primarily for long term non-cancelable lease costs.
     In addition to the above charges, accelerated depreciation charges of $28 million were recorded in CGS in 2008, related primarily to the closure of the Somerton, Australia tire manufacturing facility and the Tyler, Texas mix center.
     Rationalization actions in 2007 consisted primarily of a decision to reduce tire production at two facilities in Amiens, France in our Europe, Middle East and Africa Tire Segment (“EMEA”). Other rationalization actions in 2007 related to plans to reduce manufacturing, selling, administrative and general expenses through headcount reductions in several strategic business units.

     During 2007, net rationalization charges of $49 million ($41 million after-tax or $0.20 per share) were recorded. New charges of $63 million were comprised of $28 million for plans initiated in 2007, primarily related to associate severance costs, and $35 million for plans initiated in 2006, consisting of $9 million for associate severance costs and $26 million for other exit and non-cancelable lease costs. The net charges in 2007 also included the reversal of $14 million of charges for actions no longer needed for their originally intended purposes. Approximately 700 associates were to be released under programs initiated in 2007, of which approximately 400 were released by December 31, 2008.
     In 2007, $45 million was incurred for associate severance payments, and $39 million was incurred for non-cancelable lease and other exit costs.
     In addition to the above charges, accelerated depreciation charges of $37 million were recorded in CGS in 2007, primarily for fixed assets taken out of service in connection with the elimination of tire production at our Tyler, Texas and Valleyfield, Quebec facilities in our North American Tire Segment.
     Rationalization actions in 2006 consisted of plant closures in EMEA of a passenger tire manufacturing facility in Washington, United Kingdom, and in the Asia Pacific Tire Segment of the Upper Hutt, New Zealand passenger tire manufacturing facility. Charges were also incurred for a plan in North American Tire to cease tire manufacturing at our Tyler, Texas facility, which was substantially complete in December 2007, and a plan in EMEA to close our tire manufacturing facility in Casablanca, Morocco, which was completed in the first quarter of 2007. Charges were also recorded for a partial plant closure in the North American Tire Segment involving a plan to discontinue tire production at our Valleyfield, Quebec facility, which was completed by the second quarter of 2007. In conjunction with these charges we also recorded a $47 million tax valuation allowance. Other plans in 2006 included an action in the EMEA to exit the bicycle tire and tube production line in Debica, Poland, retail store closures in the EMEA as well as plans in most segments to reduce selling, administrative and general expenses through headcount reductions, all of which were substantially completed.
     For 2006, $311 million ($328 million after-tax or $1.85 per share) of net charges were recorded. New charges of $322 million are comprised of $315 million for plans initiated in 2006 and $7 million for plans initiated in 2005 for associate-related costs. The $315 million of charges for 2006 plans consisted of $286 million of associate-related costs, of which $159 million related to associate severance costs and $127 million related to non-cash pension and postretirement benefit costs, and $29 million of non-cancelable lease costs. The net charges in 2006 also included reversals of $11 million for actions no longer needed for their originally intended purposes. Approximately 4,800 associates were to be released under programs initiated in 2006, of which approximately 4,700 were released by December 31, 2008.
     In 2006, $98 million was incurred for associate severance payments, $127 million for non-cash pension and postretirement termination benefit costs, and $21 million for non-cancelable lease and other exit costs.
     In addition to the above charges, accelerated depreciation charges of $81 million and asset impairment charges of $2 million were recorded in CGS related to fixed assets that were taken out of service primarily in connection with the Washington, Casablanca, Upper Hutt, and Tyler plant closures. We also recorded charges of $2 million of accelerated depreciation and $3 million of asset impairment in SAG.
Note 3. Other (Income) and Expense

(In millions)	2008	2007	2006

Interest income	$(68)	$(128)	$(86)
Asset sales	(53)	(15)	(40)
Financing fees and financial instruments	97	107	42
General and product liability — discontinued products	30	15	26
Foreign currency exchange	57	31	(2)
Royalty income	(32)	(15)	(8)
Subsidiary liquidation loss	16	—	—
Fire loss expense	3	12	—
Miscellaneous	9	2	(7)

	$59	$9	$(75)

Interest income consisted primarily of amounts earned on cash deposits. The decrease in 2008 compared to 2007 was due primarily to lower average cash balances and interest rates during the year.

     Net gains on asset sales in 2008 were $53 million ($50 million after-tax or $0.21 per share) and included a gain of $20 million on the sale of property in EMEA, a gain of $10 million on the sale of property, buildings and equipment in Asia Pacific Tire, a gain of $11 million on the sale of property in North American Tire, a gain of $5 million on the sale of property and buildings in Latin American Tire, and net gains of $7 million on the sales of other assets in North American Tire.
     Net gains on asset sales in 2007 were $15 million ($11 million after-tax or $0.05 per share) and included a gain of $19 million on the sale of our Washington, UK facility in EMEA, a gain of $19 million on the sale of warehouses and other property and equipment in North American Tire, a gain of $7 million on the sale of property in Asia Pacific Tire, and net gains of $6 million on the sales of other assets primarily in EMEA and North American Tire. Net gains were partially offset by the loss of $36 million on the sale of substantially all of the assets of North American Tire’s tire and wheel assembly operation in the fourth quarter of 2007.
     Net gains on asset sales in 2006 were $40 million ($31 million after-tax or $0.17 per share) and included a gain of $21 million on the sale of a capital lease in EMEA, a gain of $9 million on the sale of the Fabric business, and net gains of $10 million on the sales of other assets primarily in EMEA.
     Financing fees and financial instruments in 2008 included $43 million related to the redemption of $650 million of long term debt, of which $33 million was a cash premium paid on the redemption, $9 million was deferred financing fee write-offs, and $1 million was bond discount write-offs. Also included was a $10 million charge related to the interest rate basis swap on our $1.2 billion term loan and a $5 million valuation allowance on our investment in The Reserve Primary Fund.
     Financing fees and financial instruments in 2007 included $33 million related to the redemption of $315 million of long term debt, of which $28 million was a cash premium paid on the redemption, and $5 million was deferred financing fee write-offs. Also included was a $17 million charge related to the exchange offer for our outstanding 4% convertible senior notes and $14 million of debt issuance costs written-off in connection with our refinancing activities in April 2007.
     General and product liability-discontinued products includes charges for claims against us related to asbestos personal injury claims, and for liabilities related to Entran II claims, net of probable insurance recoveries. During 2008, $3 million of expenses were related to Entran II claims and $27 million of net expenses were related to asbestos claims ($28 million of expense and $1 million of probable insurance recoveries). During 2007, $4 million of expenses were related to Entran II claims and $11 million of net expenses were related to asbestos claims ($25 million of expense and $14 million of probable insurance recoveries). During 2006, $9 million of expenses were related to Entran II claims and $17 million of net expenses were related to asbestos claims ($39 million of expense and $22 million of probable insurance recoveries).
     During 2008, we incurred $57 million of foreign currency exchange losses primarily as a result of the weakening Canadian dollar, euro, South African rand and Australian dollar against the U.S. dollar.
     During 2007, we incurred $31 million of foreign currency exchange losses primarily as a result of the strengthening euro, Chilean peso and Brazilian real against the U.S. dollar.
     Royalty income increased in 2008 and included royalties from licensing arrangements related to divested businesses, including recognition of deferred income from a trademark licensing agreement related to our Engineered Products business that was divested in the third quarter of 2007.
     We liquidated our subsidiary in Jamaica in the fourth quarter of 2008 and recognized a loss of $16 million primarily due to the recognition of accumulated foreign currency translation losses.
     In 2007, there was a fire in our Thailand facility, which resulted in a loss of $12 million, net of insurance proceeds.
     Included in 2006 miscellaneous income is a $13 million gain in Latin American Tire resulting from the favorable resolution of a legal matter.

Note 4. Per Share of Common Stock
Basic earnings per share have been computed based on the weighted average number of common shares outstanding.
     There were contingent conversion features included in the indenture governing our $350 million 4% convertible senior notes due 2034 (the “convertible notes”), issued on July 2, 2004. On December 10, 2007, $346 million of convertible notes were exchanged for approximately 28.7 million shares of Goodyear common stock plus a cash payment. During the second quarter of 2008, the remaining $4 million of convertible notes were converted into approximately 0.3 million shares of Goodyear common stock.
     The following table presents the number of incremental weighted average shares outstanding used in computing diluted per share amounts:

	2008	2007	2006
Weighted average shares outstanding — basic	240,692,524	200,933,767	177,253,463
Stock options and other dilutive securities	—	4,114,743	—

Weighted average shares outstanding — diluted	240,692,524	205,048,510	177,253,463

Weighted average shares outstanding — diluted for 2008 exclude the effects of approximately 6 million potential common shares related to options with exercise prices less than the average market price of our common stock (i.e., “in-the-money” options), as their inclusion would have been anti-dilutive due to the Net loss in 2008. Weighted average shares outstanding — diluted for 2006 exclude the effects of approximately 29 million contingently issuable shares and approximately 7 million equivalent shares related to options with exercise prices less than the average market price of our common stock (i.e., “in-the-money” options), as their inclusion would have been anti-dilutive due to the Net loss in 2006.
     Additionally, weighted average shares outstanding — diluted exclude approximately 9 million, 6 million and 17 million potential common shares related to options with exercise prices greater than the average market price of our common stock (i.e., “underwater” options), for 2008, 2007 and 2006, respectively.
Note 5. Accounts Receivable

(In millions)	2008	2007
Accounts receivable	$2,640	$3,191
Allowance for doubtful accounts	(93)	(88)

	$2,547	$3,103

Note 6. Inventories

(In millions)	2008	2007
Raw materials	$714	$591
Work in process	119	147
Finished products	2,759	2,426

	$3,592	$3,164

Note 7. Goodwill and Other Intangible Assets
The following table presents the net carrying amount of goodwill allocated by reporting unit, and changes during 2008:

	Balance at			Translation &	Balance at
	December 31,	Purchase Price		Other	December 31,
(In millions)	2007	Allocation	Divestitures	Adjustments	2008
North American Tire	$94	$—	$—	$—	$94
Europe, Middle East and Africa Tire	547	28	(1)	(52)	522
Asia Pacific Tire	72	—	—	(5)	67

	$713	$28	$(1)	$(57)	$683

In March 2008, we acquired an additional 6.12% ownership interest in our tire manufacturing subsidiary in Poland by purchasing outstanding shares held by minority shareholders for $46 million. As a result of the acquisition, we recorded goodwill totaling $28 million.
     The following table presents the net carrying amount of goodwill allocated by reporting unit, and changes during 2007:

	Balance at			Translation &	Balance at
	December 31,	Purchase Price		Other	December 31,
(In millions)	2006	Allocation	Divestitures	Adjustments	2007
North American Tire	$95	$—	$(1)	$—	$94
Europe, Middle East and Africa Tire	500	—	(2)	49	547
Asia Pacific Tire	67	—	—	5	72

	$662	$—	$(3)	$54	$713

We reduced the carrying amount of goodwill by $11 million during 2007 primarily as a result of the adoption of FIN 48 and the release of a tax valuation allowance recorded in the purchase price allocation in prior years.
     The following table presents information about other intangible assets:

	2008			2007
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
(In millions)	Amount(1)	Amortization(1)	Amount	Amount(1)	Amortization(1)	Amount
Intangible assets with indefinite lives	$128	$(6)	$122	$131	$(9)	$122
Trademarks and patents	36	(21)	15	46	(23)	23
Other intangible assets	29	(6)	23	31	(9)	22

Total Other intangible assets	$193	$(33)	$160	$208	$(41)	$167

(1)	Includes impact of foreign currency translation.
Intangible assets are primarily comprised of the right to use certain brand names and trademarks on a non-competitive basis related to our global alliance with Sumitomo Rubber Industries, Ltd.
     Amortization expense for intangible assets totaled $3 million in 2008, and $4 million in both 2007 and 2006. We estimate that annual amortization expense related to intangible assets will be approximately $3 million during each of the next five years and the weighted average remaining amortization period is approximately 21 years.
     At December 31, 2008, as a result of certain impairment indicators including the decrease in our market capitalization, as well as the economic outlook in the United States, we performed an interim goodwill impairment analysis for our North American Tire business unit. Our annual impairment analysis for 2008 and 2007 as well as our interim analysis for North American Tire at December 31, 2008, indicated no impairment of goodwill or other intangible assets with indefinite lives. In addition, there were no events or circumstances that indicated the impairment test should be re-performed for goodwill for segments other than North American Tire or for other intangible assets with indefinite lives for any segment at December 31, 2008.

Note 8. Other Assets
We have funded approximately 10% of the obligations under our Supplemental Pension Plan as of December 31, 2008 (approximately 33% at December 31, 2007) using a trust. The trust invests in debt and equity securities and funds current benefit payments under the Supplemental Pension Plan. No contributions were made to the trust in 2008 or 2007. The debt securities have maturities ranging from January 15, 2009 through September 1, 2036. The fair value of the trust assets was $7 million and $21 million at December 31, 2008 and 2007, respectively, and was included in Other Assets. We have classified the trust assets as available-for-sale. Accordingly, gains and losses resulting from changes in the fair value of the trust assets are deferred and reported in AOCL. At December 31, 2008, AOCL included an unrealized holding loss on the trust assets of $2 million after-tax and an unrealized holding gain of $2 million after-tax at December 31, 2007.
     We owned 3,421,306 shares of Sumitomo Rubber Industries, Ltd. (“SRI”) at December 31, 2008 and 2007 (the “Sumitomo Investment”). The fair value of the Sumitomo Investment was $29 million and $31 million at December 31, 2008 and 2007, respectively, and was included in Other Assets. We have classified the Sumitomo Investment as available-for-sale. At December 31, 2008, AOCL included gross unrealized holding gains on the Sumitomo Investment of $13 million ($14 million after-tax), compared to $14 million ($15 million after-tax) at December 31, 2007.
     In March 2008, we acquired an additional 6.12% ownership interest in our tire manufacturing subsidiary in Poland by purchasing outstanding shares held by minority shareholders for $46 million. In October 2008, we acquired the remaining 25% ownership interest in Goodyear Dalian Tire Company Ltd., our tire manufacturing and distribution subsidiary in China. The amount of our additional investment and the impact on our results of operations and financial position were not material. We finalized purchase accounting in 2008 for both acquisitions.
     In January 2006, we acquired the remaining 50% ownership interest in our South Pacific Tyres (“SPT”) joint venture. In connection with the acquisition we paid approximately $40 million and repaid approximately $50 million of outstanding loans. As a result of the acquisition, we recorded goodwill of approximately $12 million and indefinite lived intangible assets of $10 million. The purchase price was allocated based on 50% of the assets acquired and liabilities assumed.
     Dividends received from our consolidated subsidiaries were $209 million, $562 million and $247 million in 2008, 2007 and 2006, respectively. Dividends received from our affiliates accounted for using the equity method were $3 million, $3 million and $5 million in 2008, 2007 and 2006, respectively.
     In the third quarter of 2008, we sought redemption of $360 million invested in The Reserve Primary Fund. Due to reported losses in its investment portfolio and other liquidity issues, the fund ceased honoring redemption requests. The Board of Trustees of the fund subsequently voted to liquidate the assets of the fund and approved periodic distributions of cash to its shareholders. The plan of liquidation is subject to the supervision of the SEC under an exemption order granted to the fund. In the fourth quarter of 2008, we received partial distributions of $284 million. At December 31, 2008, $71 million, net of a $5 million valuation allowance, was classified as Prepaid expenses and other current assets, which represent the remaining funds still to be redeemed by The Reserve Primary Fund.

Note 9. Property, Plant and Equipment

	2008			2007
(In millions)	Owned	Capital Leases	Total	Owned	Capital Leases	Total
Property, plant and equipment, at cost:
Land	$429	$4	$433	$441	$5	$446
Buildings	1,847	62	1,909	1,992	64	2,056
Machinery and equipment	10,604	93	10,697	10,564	92	10,656
Construction in progress	748	—	748	596	—	596

	13,628	159	13,787	13,593	161	13,754
Accumulated depreciation	(8,213)	(97)	(8,310)	(8,236)	(93)	(8,329)

	5,415	62	5,477	5,357	68	5,425
Spare parts	157	—	157	173	—	173

	$5,572	$62	$5,634	$5,530	$68	$5,598

The range of useful lives of property used in arriving at the annual amount of depreciation provided are as follows: buildings and improvements, 5 to 45 years; machinery and equipment, 3 to 30 years.
Note 10. Leased Assets
Net rental expense comprised the following:

(In millions)	2008	2007	2006
Gross rental expense	$383	$372	$361
Sublease rental income	(68)	(70)	(75)

	$315	$302	$286

We enter into leases primarily for our wholesale and retail distribution facilities, vehicles, and data processing equipment under varying terms and conditions. Many of the leases require us to pay taxes assessed against leased property and the cost of insurance and maintenance. A portion of our domestic retail distribution network is sublet to independent dealers.
     While substantially all subleases and some operating leases are cancelable for periods beyond 2009, management expects that in the normal course of its business nearly all of its independent dealer distribution network will be actively operated. As leases and subleases for existing locations expire, we would normally expect to evaluate such leases and either renew the leases or substitute another more favorable retail location.
     The following table presents minimum future lease payments:

						2014 and
	2009	2010	2011	2012	2013	Beyond	Total
(In millions)
Capital Leases
Minimum lease payments	$8	$8	$8	$7	$12	$3	$46
Imputed interest	(3)	(2)	(2)	(2)	—	(1)	(10)

Present value	$5	$6	$6	$5	$12	$2	$36

Operating Leases
Minimum lease payments	$287	$244	$191	$144	$116	$345	$1,327
Minimum sublease rentals	(44)	(35)	(26)	(19)	(12)	(13)	(149)

	$243	$209	$165	$125	$104	$332	1,178

Imputed interest							(362)

Present value							$816

Note 11. Fair Value Measurements
The following table presents information about assets and liabilities recorded at fair value at December 31, 2008 on the Consolidated Balance Sheet:

		Quoted Prices in
	Total Carrying	Active Markets for
	Value in the	Identical	Significant Other	Significant
	Consolidated	Assets/Liabilities	Observable Inputs	Unobservable Inputs
(In millions)	Balance Sheet	(Level 1)	(Level 2)	(Level 3)
Assets:

Investments	$38	$38	$—	$—

Derivative Financial Instruments	4	—	3	1

Total Assets at Fair Value	$42	$38	$3	$1

Liabilities:

Derivative Financial Instruments	$37	$—	$27	$10

Total Liabilities at Fair Value	$37	$—	$27	$10

Derivative financial instrument valuations classified as Level 3 include our interest rate basis swap discussed in Note 12 and an embedded currency derivative in long-dated operating leases. The valuation of the basis swap is calculated using a net present value of future cash flows based on available market rates at December 31, 2008. The valuation of the embedded currency derivative is based on an extrapolation of forward rates to the assumed expiration of the leases. Other (Income) and Expense in 2008 included a loss of $5 million resulting primarily from the change in the fair value of the embedded derivative, and an unrealized loss of $10 million related to the interest rate basis swap.
     The following table presents fair value information about long term fixed rate debt, excluding capital leases, at December 31:

(In millions)	2008	2007
Carrying amount — liability	$1,514	$2,034
Fair value — liability	1,207	2,133
The fair value was estimated using quoted market prices or discounted future cash flows. At December 31, 2008, the carrying amount of our fixed rate debt exceeded the fair value due to the tighter U.S. credit markets. The fair value exceeded the carrying amount at December 31, 2007 due primarily to lower market interest rates.
     The following table presents fair value information about long term variable rate debt at December 31:

(In millions)	2008	2007
Carrying amount — liability	$3,164	$2,426
Fair value — liability	2,531	2,368
The fair value was estimated using quoted market prices or discounted future cash flows. At December 31, 2008, the carrying amount of our variable rate debt exceeded the fair value due to the tighter U.S. credit markets. The fair value of our variable rate debt at December 31, 2007 approximated its carrying amount.

Note 12. Financing Arrangements and Derivative Financial Instruments
At December 31, 2008, we had total credit arrangements totaling $7,127 million, of which $1,677 million were unused.
Notes Payable and Overdrafts, Long Term Debt and Capital Leases due Within One Year and Short Term Financing Arrangements
At December 31, 2008, we had short term committed and uncommitted credit arrangements totaling $481 million, of which $216 million were unused. These arrangements are available primarily to certain of our international subsidiaries through various banks at quoted market interest rates. There are no commitment fees associated with these arrangements.
     The following table presents amounts due within one year at December 31:

(In millions)	2008	2007

Notes payable and overdrafts	$265	$225

Weighted average interest rate	6.33%	6.90%

Long term debt and capital leases due within one year:
6 3/8% Notes due 2008	$—	$100
Floating rate notes due 2009	498	—
Other (including capital leases)	84	71

	$582	$171

Weighted average interest rate	6.28%	6.57%

Total obligations due within one year	$847	$396

Long Term Debt and Capital Leases and Financing Arrangements
At December 31, 2008, we had long term credit arrangements totaling $6,646 million, of which $1,461 million were unused.
     The following table presents long term debt and capital leases, net of unamortized discounts, and interest rates at December 31:

		Interest		Interest
(In millions)	2008	Rate	2007	Rate
Notes:
6 3/8% due 2008	$—	—	$100	6 3/8%
Floating rate notes due 2009	498	6.29%	497	8.66%
7 6/7% due 2011	650	7 6/7%	650	7 6/7%
8.625% due 2011	325	8.625%	325	8.625%
Floating rate notes due 2011	—	—	200	13.71%
11% due 2011	—	—	449	11.25%
9% due 2015	260	9%	260	9%
7% due 2028	149	7%	149	7%
4% convertible senior notes due 2034	—	—	4	4%

Credit Facilities:
€505 million revolving credit facility due 2012	182	4.75%	—	—
$1.5 billion first lien revolving credit facility due 2013	700	1.73%	—	—
$1.2 billion second lien term loan facility due 2014	1,200	2.22%	1,200	6.43%
Pan-European accounts receivable facility due 2015	483	5.81%	403	5.75%
Other domestic and international debt(1)	231	7.54%	223	7.65%

	4,678		4,460
Capital lease obligations	36		40

	4,714		4,500
Less portion due within one year	(582)		(171)

	$4,132		$4,329

(1)	Interest rates are weighted average interest rates.
NOTES
$100 Million Senior Notes due 2008
During the first quarter of 2008, we repaid our $100 million 6 3/8% senior notes at their maturity.
$650 Million Senior Secured Notes due 2011
During the first quarter of 2008, we redeemed $450 million in aggregate principal amount of our 11% senior secured notes due 2011 at a redemption price of 105.5% of the principal amount thereof and $200 million in aggregate principal amount of our senior secured floating rate notes due 2011 at a redemption price of 104% of the principal amount thereof, plus in each case accrued and unpaid interest to the redemption date.
4% Convertible Senior Notes due 2034
During the fourth quarter of 2007, approximately $346 million of convertible notes were exchanged for 28.7 million shares of Goodyear common stock and a cash payment. During the second quarter of 2008, the remaining $4 million of convertible notes were converted into 0.3 million shares of Goodyear common stock in accordance with their terms.

CREDIT FACILITIES
$1.5 Billion Amended and Restated First Lien Revolving Credit Facility due 2013
Our amended and restated first lien revolving credit facility is available in the form of loans or letters of credit, with letter of credit availability limited to $800 million. Subject to the consent of the lenders whose commitments are to be increased, we may request that the facility be increased by up to $250 million. Our obligations under the facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries. Our obligations under the facility and our subsidiaries’ obligations under the related guarantees are secured by first priority security interests in collateral that includes, subject to certain exceptions:
•	U.S. and Canadian accounts receivable and inventory;

•	certain of our U.S. manufacturing facilities;

•	equity interests in our U.S. subsidiaries and up to 65% of the equity interests in our foreign subsidiaries, excluding Goodyear Dunlop Tires Europe B.V. (“GDTE”) and its subsidiaries; and

•	substantially all other tangible and intangible assets, including equipment, contract rights and intellectual property.
Availability under the facility is subject to a borrowing base, which is based on eligible accounts receivable and inventory of the parent company and certain of its U.S. and Canadian subsidiaries, after adjusting for customary factors which are subject to modification from time to time by the administrative agent and the majority lenders at their discretion (not to be exercised unreasonably). Modifications are based on the results of periodic collateral and borrowing base evaluations and appraisals. To the extent that our eligible accounts receivable and inventory decline, our borrowing base will decrease and the availability under the facility may decrease below $1.5 billion. In addition, if the amount of outstanding borrowings and letters of credit under the facility exceeds the borrowing base, we are required to prepay borrowings and/or cash collateralize letters of credit sufficient to eliminate the excess.
     The facility, which matures on April 30, 2013, contains certain covenants that, among other things, limit our ability to incur additional debt or issue redeemable preferred stock, make certain restricted payments or investments, incur liens, sell assets (excluding the sale of properties located in Akron, Ohio), incur restrictions on the ability of our subsidiaries to pay dividends to us, enter into affiliate transactions, engage in sale and leaseback transactions, and consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. In addition, in the event that the availability under the facility plus the aggregate amount of our Available Cash is less than $150 million, we will not be permitted to allow our ratio of EBITDA to Consolidated Interest Expense to be less than 2.0 to 1.0 for any period of four consecutive fiscal quarters. “Available Cash”, “EBITDA” and “Consolidated Interest Expense” have the meanings given them in the facility.
     The facility has customary representations and warranties including, as a condition to borrowing, that all such representations and warranties are true and correct, in all material respects, on the date of the borrowing, including representations as to no material adverse change in our financial condition since December 31, 2006.
     For the 270-day period following April 20, 2007 and, thereafter if the availability under the facility is greater than or equal to $400 million, amounts drawn under the facility will bear interest either (i) at a rate of 125 basis points over LIBOR or (ii) 25 basis points over an alternative base rate (the higher of the prime rate or the federal funds rate plus 50 basis points), and undrawn amounts under the facility will be subject to an annual commitment fee of 37.5 basis points. After the 270-day period following April 20, 2007, if the availability under the facility is less than $400 million, then amounts drawn under the facility will bear interest either (i) at a rate of 150 basis points over LIBOR or (ii) 50 basis points over an alternative base rate, and undrawn amounts under the facility will be subject to an annual commitment fee of 25 basis points.
     At December 31, 2008, we had $700 million outstanding and $497 million of letters of credit issued under the revolving credit facility. At December 31, 2007, there were no borrowings and $526 million of letters of credit were issued under the revolving credit facility.

$1.2 Billion Amended and Restated Second Lien Term Loan Facility due 2014
Our amended and restated second lien term loan facility is subject to the consent of the lenders making additional term loans, whereby, we may request that the facility be increased by up to $300 million. Our obligations under this facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries and are secured by second priority security interests in the same collateral securing the $1.5 billion first lien credit facility. The second lien term loan facility, which matures on April 30, 2014, contains covenants similar to those in the $1.5 billion first lien credit facility. However, if our Pro Forma Senior Secured Leverage Ratio (the ratio of Consolidated Net Secured Indebtedness to EBITDA) for any period of four consecutive fiscal quarters is greater than 3.0 to 1.0, before we may use cash proceeds from certain asset sales to repay any junior lien, senior unsecured or subordinated indebtedness, we must first offer to prepay borrowings under the second lien term loan facility. “Pro Forma Senior Secured Leverage Ratio,” “Consolidated Net Secured Indebtedness” and “EBITDA” have the meanings given them in the facility.
     Loans under this facility bear interest, at our option, at LIBOR plus 175 basis points or an alternative base rate plus 75 basis points. If our corporate ratings by Moody’s and Standard & Poor’s are Ba3 or better and BB- or better, respectively (in each case with at least a stable outlook), then loans under this facility will bear interest, at our option, at LIBOR plus 150 basis points or an alternative base rate plus 50 basis points.
     As December 31, 2008 and 2007, this facility was fully drawn.
€505 Million Amended and Restated Senior Secured European and German Revolving Credit Facilities due 2012
Our amended and restated facilities consist of a €155 million German revolving credit facility, which is only available to certain of our German subsidiaries of Goodyear Dunlop Tires Europe B.V. (“GDTE”) (collectively, “German borrowers”) and a €350 million European revolving credit facility, which is available to the same German borrowers and to GDTE and certain of its other subsidiaries, with a €125 million sublimit for non-German borrowers and a €50 million letter of credit sublimit. Goodyear and its subsidiaries that guarantee our U.S. facilities provide unsecured guarantees to support the European revolving credit facilities and GDTE and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany also provide guarantees. GDTE’s obligations under the facilities and the obligations of its subsidiaries under the related guarantees are secured by first priority security interests in collateral that includes, subject to certain exceptions:
•	the capital stock of the principal subsidiaries of GDTE; and

•	substantially all the tangible and intangible assets of GDTE and GDTE’s subsidiaries in the United Kingdom, Luxembourg, France and Germany, including certain accounts receivable, inventory, real property, equipment, contract rights and cash and cash accounts, but excluding certain accounts receivable and cash accounts in subsidiaries that are or may become parties to securitization programs.
The facilities, which mature on April 30, 2012, contain covenants similar to those in our first lien credit facility, with additional limitations applicable to GDTE and its subsidiaries. In addition, under the facilities we are not permitted to allow GDTE’s ratio of Consolidated Net J.V. Indebtedness (which is determined net of cash and cash equivalents in excess of $100 million) to Consolidated European J.V. EBITDA to be greater than 3.0 to 1.0 at the end of any fiscal quarter. “Consolidated Net J.V. Indebtedness” and “Consolidated European J.V. EBITDA” have the meanings given them in the facilities. Under the revolving credit facilities, we pay an annual commitment fee of 62.5 basis points on the undrawn portion of the commitments and loans bear interest at LIBOR plus 200 basis points for loans denominated in U.S. dollars or pounds sterling and EURIBOR plus 200 basis points for loans denominated in euros.
     The above facilities have customary representations and warranties including, as a condition to borrowing, that all such representations and warranties are true and correct, in all material respects, on the date of the borrowing, including representations as to no material adverse change in our financial condition since December 31, 2006.
     As of December 31, 2008, there were no borrowings under the German revolving credit facility and there were $10 million (€7 million) of letters of credit issued and $182 million (€130 million) of borrowings (including $84 million (€60 million) of borrowings by the non-German borrowers) under the European revolving credit facility. As of December 31, 2007, there were $12 million (€8 million) of letters of credit issued and no borrowings under the European revolving credit facility and no borrowings under the German revolving credit facility.

International Accounts Receivable Securitization Facilities (On-Balance Sheet)
GDTE and certain of its subsidiaries are party to a pan-European accounts receivable securitization facility. On July 23, 2008, certain of our European subsidiaries amended and restated the pan-European accounts receivable securitization facility. The amendments increased the funding capacity of the facility from €275 million to €450 million and extended the expiration date from 2009 to 2015. The facility is subject to customary annual renewal of back-up liquidity commitments.
     The amended facility involves an ongoing daily sale of substantially all of the trade accounts receivable of certain GDTE subsidiaries to a bankruptcy-remote French company controlled by one of the liquidity banks in the facility. These subsidiaries retain servicing responsibilities. It is an event of default under the facility if the ratio of GDTE’s consolidated net indebtedness to its consolidated EBITDA is greater than 3.00 to 1.00. This financial covenant will automatically be amended to conform to the European credit facilities upon any amendment of such covenant in the European credit facilities. The defined terms used for this financial covenant are substantially similar to those included in the European credit facilities.
     As of December 31, 2008 and 2007, the amount available and fully utilized under this program totaled $483 million (€346 million) and $403 million (€275 million), respectively. The program did not qualify for sale accounting, and accordingly, these amounts are included in Long-term debt and capital leases.
     In addition to the pan-European accounts receivable securitization facility discussed above, subsidiaries in Australia have accounts receivable programs totaling $61 million and $78 million at December 31, 2008 and 2007, respectively. These amounts are included in Notes payable and overdrafts.
Other Foreign Credit Facilities
During the third quarter of 2008, we executed financing agreements in China. The facilities will provide for availability of up to 3.66 billion renminbi (approximately $535 million at December 31, 2008) and can only be used to finance the relocation and expansion of our manufacturing facility in China. There were no amounts outstanding at December 31, 2008.
Debt Maturities
The annual aggregate maturities of our debt and capital leases for the five years subsequent to December 31, 2008 are presented below. Maturities of debt credit agreements have been reported on the basis that the commitments to lend under these agreements will be terminated effective at the end of their current terms.

(In millions)	2009	2010	2011	2012	2013
Domestic	$503	$4	$979	$3	$708
International	344	34	2	227	37

	$847	$38	$981	$230	$745

Derivative Financial Instruments
We utilize derivative financial instrument contracts and nonderivative instruments to manage interest rate, foreign exchange and commodity price risks. We have established a control environment that includes policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. Our policy prohibits holding or issuing derivative financial instruments for trading purposes.
Interest Rate Contracts
We manage our fixed and floating rate debt mix, within defined limitations, using refinancings and unleveraged interest rate swaps. We will enter into fixed and floating interest rate swaps to hedge against the effects of adverse changes in interest rates on consolidated results of operations and future cash outflows for interest. Fixed rate swaps are used to reduce our risk of increased interest costs during periods of rising interest rates, and are normally designated as cash flow hedges. Floating rate swaps are used to convert the fixed rates of long term borrowings into short term variable rates, and are normally designated as fair value hedges. We use interest rate swap contracts to separate interest rate risk management from the debt funding decision. At December 31, 2008, 68% of our debt was at variable interest rates averaging 3.83% compared to 56% at an average rate of 7.46% at December 31, 2007. The decrease in the average variable interest rate was driven by decreases in the underlying market rates associated with our variable rate debt.

     We may also enter into interest rate contracts that change the basis of our floating interest rate exposure. There was one interest rate contract outstanding at December 31, 2008. In October 2008, we entered into a basis swap with a counterparty under which we pay six-month LIBOR and receive one-month LIBOR plus a premium. This swap applies to $1.2 billion of notional principal and matures in October 2009. During 2008, the weighted average interest rates paid and received were 3.48% and 2.60%, respectively. Fair value gains and losses on this basis swap are recorded in Other (Income) and Expense. The fair value of this swap at December 31, 2008 was a liability of $10 million.
     We had no interest rate swap contracts at December 31, 2007. During 2006, our weighted average interest rate swap contract notional principal amount was $183 million, LIBOR-based payments averaged 6.67% and fixed rate receipts averaged 6.63%.
Interest Rate Lock Contracts
We will use, when appropriate, interest rate lock contracts to hedge the risk-free rate component of anticipated long term debt issuances. These contracts are designated as cash flow hedges of forecasted transactions. Gains and losses on these contracts are amortized to income over the life of the debt. No interest rate lock contracts were outstanding at December 31, 2008 and 2007.
Foreign Currency Contracts
We will enter into foreign currency contracts in order to reduce the impact of changes in foreign exchange rates on consolidated results of operations and future foreign currency-denominated cash flows. These contracts reduce exposure to currency movements affecting existing foreign currency-denominated assets, liabilities, firm commitments and forecasted transactions resulting primarily from trade receivables and payables, equipment acquisitions, intercompany loans, royalty agreements and forecasted purchases and sales. Contracts hedging short term trade receivables and payables normally have no hedging designation.
     The following table presents foreign currency forward contract information at December 31:

	2008		2007
	Fair	Contract	Fair	Contract
(In millions)	Value	Amount	Value	Amount
Buy currency:
Euro	$9	$8	$19	$19
Australian dollar	34	39	45	45
Japanese yen	96	97	76	76
U.S. dollar	576	586	394	399
British pound	104	104	—	—
All other	32	33	8	7

	$851	$867	$542	$546

Contract maturity	1/09 — 6/09		1/08 — 12/08

	2008		2007
	Fair	Contract	Fair	Contract
(In millions)	Value	Amount	Value	Amount
Sell currency:
British pound	$2	$2	$80	$82
Swedish krona	7	7	16	16
U.S. dollar	24	24	24	27
Euro	32	33	34	36
Brazilian real	155	148	—	—
Canadian dollar	21	20	5	4
All other	22	22	4	3

	$263	$256	$163	$168

Contract maturity	1/09 — 10/19		1/08 — 10/19

The following table presents foreign currency forward contract carrying amounts at December 31:

Carrying amount — asset (liability):	2008	2007
Current asset	$3	$3
Long term asset	1	5
Current liability	(27)	(7)
We were not a party to any foreign currency option contracts at December 31, 2008 or 2007.
     The counterparties to our interest rate and foreign exchange contracts were substantial and creditworthy multinational commercial banks or other financial institutions that are recognized market makers. We control our credit exposure by diversifying across multiple counterparties and by setting counterparty credit limits based on long term credit ratings and other indicators of counterparty credit risk such as credit default swap spreads. We also enter into master netting agreements with counterparties when possible. Based on our analysis, we consider the risk of counterparty nonperformance associated with these contracts to be remote. However, the inability of a counterparty to fulfill its obligations when due could have a material effect on our consolidated financial position, results of operations or liquidity in the period in which it occurs.
Note 13. Stock Compensation Plans
Our 1997 Performance Incentive Plan, 2002 Performance Plan and 2005 Performance Plan (collectively the “Plans”) permitted grants of performance share units, stock options, stock appreciation rights (“SARs”), and restricted stock to employees. The Plans expired on December 31, 2001, April 15, 2005 and April 26, 2008, respectively, except for grants then outstanding. Our 2008 Performance Plan, which was adopted on April 8, 2008 and is due to expire on April 8, 2018, permits the grant of performance share units, stock options, SARs, restricted stock, restricted stock units, other stock-based grants and awards and cash-based grants and awards to employees and directors of the Company. A maximum of 8,000,000 shares of our common stock may be issued for grants made under the 2008 Performance Plan. Any shares of common stock that are subject to awards of stock options or SARs will be counted as one share for each share granted for purposes of the aggregate share limit and any shares of common stock that are subject to any other awards will be counted as 1.61 shares for each share granted for purposes of the aggregate share limit.

     On December 4, 2000, we adopted The Goodyear Tire & Rubber Company Stock Option Plan for Hourly Bargaining Unit Employees and the Hourly and Salaried Employee Stock Option Plan, which permitted the grant of options up to a maximum of 3,500,000 and 600,000 shares of our common stock, respectively. These plans expired on December 31, 2001 and December 31, 2002, respectively, except for options then outstanding. The options granted under these plans were fully vested prior to January 1, 2006.
     Shares issued under our stock-based compensation plans are usually issued from shares of our common stock held in treasury.
Stock Options
Grants of stock options and SARs (collectively referred to as “options”) under the Plans and the 2008 Performance Plan generally have a graded vesting period of four years whereby one-fourth of the awards vest on each of the first four anniversaries of the grant date, an exercise price equal to the fair market value of one share of our common stock on the date of grant (calculated as the average of the high and low price on that date or, with respect to the 2008 Performance Plan, the closing market price on that date) and a contractual term of ten years. The exercise of tandem SARs cancels an equivalent number of stock options and conversely, the exercise of stock options cancels an equivalent number of tandem SARs. Option grants are cancelled on termination of employment unless termination is due to retirement under certain circumstances, in which case, all outstanding options vest fully on retirement and remain outstanding until the end of their contractual term.
     Under the Plans, the exercise of certain stock options through a share swap, whereby the employee exercising the stock options tenders shares of our common stock then owned by such employee towards the exercise price plus taxes, if any, due from such employee, results in an immediate grant of new options (hereinafter referred to as “reload” options) equal to the number of shares so tendered, plus any shares tendered to satisfy the employee’s income tax obligations on the transaction. Each such grant of reload options vests on the first anniversary of its respective grant date, has an exercise price equal to the fair market value of one share of our common stock on the date of grant (calculated as the average of the high and low price on that date) and a contractual term equal to the remaining contractual term of the original option. The subsequent exercise of such reload options through a share swap does not result in the grant of any additional reload options. The 2008 Performance Plan does not permit the grant of reload options.
     The following table summarizes the activity related to options during 2008:

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
		Exercise	Contractual	Value
	Options	Price	Term (Years)	(In Millions)
Outstanding at January 1	16,122,596	$24.25
Options granted	1,706,821	25.69
Options exercised	(736,822)	12.42		$10
Options expired	(1,866,312)	57.53
Options cancelled	(387,353)	23.01

Outstanding at December 31	14,838,930	20.85	4.6	—

Vested and expected to vest at December 31	14,502,244	20.77	4.6	—

Exercisable at December 31	11,778,150	19.93	3.6	—

Available for grant at December 31	9,880,276

The aggregate intrinsic value of options exercised in 2007 was $101 million.

Significant option groups outstanding at December 31, 2008 and related weighted average exercise price and remaining contractual term information follows:

				Remaining
	Options	Options	Exercise	Contractual
Grant Date	Outstanding	Exercisable	Price	Term (Years)
2/21/08	1,300,148	16,581	$26.74	9.2
2/22/07	1,404,718	419,710	24.71	8.2
12/06/05	995,830	702,926	17.15	6.9
12/09/04	1,895,821	1,895,821	12.54	5.9
12/02/03	1,159,581	1,159,581	6.81	4.9
12/03/02	564,533	564,533	7.94	3.9
12/03/01	1,255,595	1,255,595	22.05	2.9
12/04/00	1,607,010	1,607,010	17.68	1.9
12/06/99	2,635,817	2,635,817	32.00	0.9
All other	2,019,877	1,520,576	(1)	(1)

	14,838,930	11,778,150

(1)	Options in the “All other” category had exercise prices ranging from $5.52 to $54.25. The weighted average exercise price for options outstanding and exercisable in that category was $22.89 and $23.17, respectively, while the remaining weighted average contractual term was 5.1 years and 4.0 years, respectively.
Weighted average grant date fair values of stock options and the assumptions used in estimating those fair values are as follows:

	2008	2007	2006
Weighted average grant date fair value	$12.57	$10.62	$6.52

Black-Scholes model assumptions(1):
Expected term (years)	6.03	5.10	6.25
Interest rate	3.21%	4.61%	4.35%
Volatility	47.0	39.2	44.7
Dividend yield	—	—	—

(1)	We review the assumptions used in our Black-Scholes model in conjunction with estimating the grant date fair value of the annual grants of stock-based awards by our Board of Directors.
Performance Share Units
Performance share units granted under the 2005 and 2008 Performance Plans are earned over a three-year period beginning January 1 of the year of grant. Total units earned may vary between 0% and 200% of the units granted based on the cumulative attainment of pre-determined performance targets over the related three-year period. The performance targets are established by the Board of Directors. Half of the units earned will be settled through the payment of cash and are liability classified and the balance will be settled through the issuance of an equivalent number of shares of our common stock and are equity classified. Eligible employees may elect to defer receiving the payout of all or a portion of their units earned until termination of employment. Under the 2005 Performance Plan, each deferred unit equates to one share of our common stock and is payable, at the election of the employee, in cash, shares of our common stock or any combination thereof at the expiration of the deferral period. Under the 2008 Performance Plan, each deferred unit equates to one share of our common stock and is payable, 50% in cash and 50% in shares of our common stock at the expiration of the deferral period.
     The following table summarizes the activity related to performance share units during 2008:

Number of Shares
Unvested at January 1	1,952,712
Granted	1,052,557
Vested	(821,470)
Forfeited	(246,212)

Unvested at December 31	1,937,587

Other Information
Stock-based compensation expense, cash payments made to settle SARs and performance share units, and cash received from the exercise of stock options follows:

(In millions)	2008	2007	2006
Stock-based compensation (income) expense recognized	$(15)	$59	$29
Tax impact on stock-based compensation (income) expense	4	(2)	(3)

After-tax stock-based compensation (income) expense	$(11)	$57	$26

Cash payments to settle SARs and performance share units	$1	$5	$3
Cash received from stock option exercises	5	103	12
As of December 31, 2008, unearned compensation cost related to the unvested portion of all stock-based awards was approximately $25 million and is expected to be recognized over the remaining vesting period of the respective grants, through December 31, 2012.

Note 14. Pension, Other Postretirement Benefit and Savings Plans
We adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”) effective December 31, 2006. The impact of the adoption of SFAS No. 158 has been reflected within our consolidated financial statements as of December 31, 2006.
     We provide employees with defined benefit pension or defined contribution plans. Our principal domestic hourly pension plan provides benefits based on length of service. The principal domestic pension plans covering salaried employees provide benefits based on final five-year average earnings formulas. Salaried employees who made voluntary contributions to these plans receive higher benefits. Effective January 1, 2005, the domestic pension plans covering salaried employees were closed to newly hired salaried employees in the United States, and those employees are eligible for Company-funded contributions into our defined contribution savings plan. Effective December 31, 2008, we froze our U.S. salaried pension plans and, effective January 1, 2009, implemented improvements to our defined contribution savings plan, as discussed below.
     In addition, we provide substantially all domestic employees and employees at certain non-U.S. subsidiaries with health care benefits or life insurance benefits upon retirement. Insurance companies provide life insurance and certain health care benefits through premiums based on expected benefits to be paid during the year. Substantial portions of the health care benefits for domestic retirees are not insured and are funded from operations.
     Effective August 22, 2008, health care benefits for current and future domestic retirees who were represented by the United Steelworkers (“USW”) became the responsibility of an independent Voluntary Employees’ Beneficiary Association (“VEBA”). We made a one-time cash contribution of $980 million to the VEBA on August 27, 2008 and a one-time cash contribution of $27 million to a VEBA for USW retirees of our former Engineered Products business (“EPD VEBA”) on December 4, 2008. As a result of these actions, we remeasured the benefit obligation of the affected plans. The discount rate used to measure the benefit obligations of our U.S. other postretirement health care plans for USW retirees was 6.75% at August 27, 2008, compared to 6.00% at December 31, 2007. The $980 million cash contribution to the VEBA was considered plan assets from August 27, 2008 until the appeals period expired in September 2008.
     Responsibility for providing retiree healthcare for current and future domestic USW retirees has been transferred permanently to the VEBA and the EPD VEBA and we recorded a $9 million charge for settlement of the related obligations in 2008, which included $8 million of transactional costs incurred related to the VEBA settlement. The funding of the VEBA and subsequent settlement accounting reduced the OPEB liability by $1,107 million, of which $108 million was previously recognized in accumulated other comprehensive loss.
     On February 28, 2007, we announced that we will freeze our U.S. salaried pension plans effective December 31, 2008 and will implement improvements to our defined contribution savings plan effective January 1, 2009. As a result of these actions, we recognized a curtailment charge of $64 million during the first quarter of 2007. On February 28, 2007, we also announced changes to our U.S. salaried other postretirement benefit plans effective January 1, 2008, including increasing the amounts that salaried retirees contribute toward the cost of their medical benefits, redesigning retiree medical benefit plans to minimize the cost impact on premiums, and discontinuing company-paid life insurance for retirees. As a result of these actions, we were required to remeasure the benefit obligations of the affected plans. The discount rate used to measure the benefit obligations of our U.S. salaried pension plan at February 28, 2007 and December 31, 2006 was 5.75%. The discount rate used to measure the benefit obligation of our U.S. salaried other postretirement benefit plans at February 28, 2007 was 5.50% compared to 5.75% at December 31, 2006.
     During the fourth quarter of 2007, we recognized a settlement charge of $14 million for our U.S. salaried pension plan. This settlement charge resulted from total 2007 lump sum payments from the salaried pension plan exceeding 2007 service and interest cost for the plan. These payments primarily related to employees who terminated service as a result of the sale of our Engineered Products business. As such, $11 million of the charge was included in Discontinued Operations.
     Effective March 1, 2006, all active participants in the Brazil pension plan were converted to a defined contribution savings plan, resulting in the recognition of a curtailment gain. The announcement of the elimination of tire production at our Tyler, Texas and Valleyfield, Quebec facilities resulted in the recognition of curtailment and termination charges for both pensions and other postretirement benefit plans during 2006. Other pension plans provide benefits similar to the principal domestic plans as well as termination indemnity plans at certain non-U.S. subsidiaries.
     We use a December 31 measurement date for all plans.

     Total benefits cost and amounts recognized in other comprehensive loss (income) follows:

	Pension Plans
	U.S.			Non-U.S.			Other Benefits
(In millions)	2008	2007	2006	2008	2007	2006	2008	2007	2006
Benefits cost:
Service cost	$60	$84	$91	$32	$41	$49	$11	$14	$21
Interest cost	312	306	295	162	152	133	84	109	133
Expected return on plan assets	(371)	(351)	(295)	(139)	(130)	(112)	(5)	—	—
Amortization of prior service cost (credit)	36	40	59	2	2	4	(19)	(5)	42
- net losses	38	56	91	49	76	73	7	8	9

Net periodic cost	75	135	241	106	141	147	78	126	205
Curtailments/settlements	4	67	20	3	1	(9)	9	—	31
Termination benefits	1	—	10	—	—	26	—	—	30

Total benefits cost	$80	$202	$271	$109	$142	$164	$87	$126	$266

Recognized in other comprehensive loss (income) before tax and minority:
Prior service cost (credit) from plan amendments	$—	$10		$—	$—		$—	$(501)
Increase (decrease) in net actuarial losses	1,656	(215)		(145)	(140)		(80)	(139)
Amortization of prior service (cost) credit in net periodic cost	(36)	(40)		(2)	(3)		19	5
Amortization of net losses in net periodic cost	(38)	(56)		(53)	(74)		(7)	(8)
Immediate recognition of prior service cost and unrecognized gains and losses due to curtailments, settlements and divestitures	(4)	(145)		(2)	(36)		(50)	32

Total recognized in other comprehensive loss (income) before tax and minority	1,578	(446)		(202)	(253)		(118)	(611)

Total recognized in total benefits cost and other comprehensive loss (income) before tax and minority	$1,658	$(244)		$(93)	$(111)		$(31)	$(485)

Other Benefits total benefits cost was $70 million, $106 million and $232 million for our U.S. plans in 2008, 2007 and 2006, respectively, and $17 million, $20 million and $34 million for our Non-U.S. plans in 2008, 2007 and 2006, respectively.
     We use the fair value of our pension assets in the calculation of pension expense for substantially all of our pension plans.
     The estimated prior service cost and net actuarial loss for the defined benefit pension plans that will be amortized from AOCL into benefits cost in 2009 are $33 million and $157 million, respectively, for our U.S. plans and $2 million and $28 million, respectively for our non-U.S. plans.
     The estimated prior service credit and net actuarial loss for the postretirement benefit plans that will be amortized from AOCL into benefits cost in 2009 are a benefit of $38 million and expense of $7 million, respectively.

     The change in benefit obligation and plan assets for 2008 and 2007 and the amounts recognized in our Consolidated Balance Sheets at December 31, 2008 and 2007 are as follows:

	Pension Plans
	U.S.		Non-U.S.		Other Benefits
(In millions)	2008	2007	2008	2007	2008	2007
Change in benefit obligation:
Beginning balance	$(5,105)	$(5,417)	$(2,923)	$(2,927)	$(1,762)	$(2,456)
Service cost — benefits earned	(60)	(87)	(32)	(41)	(11)	(15)
Interest cost	(312)	(306)	(162)	(152)	(84)	(110)
Plan amendments	—	(10)	—	—	—	501
Actuarial gain	80	207	234	235	22	125
Participant contributions	(8)	(9)	(5)	(5)	(47)	(41)
Curtailments/settlements	11	190	12	27	1,107	—
Termination benefits	(1)	(3)	—	—	—	—
Divestitures	—	—	—	4	—	—
Foreign currency translation	—	—	563	(214)	45	(32)
Benefit payments	379	330	151	150	216	266

Ending balance	$(5,016)	$(5,105)	$(2,162)	$(2,923)	$(514)	$(1,762)

Change in plan assets:
Beginning balance	$4,456	$4,050	$2,110	$1,850	$4	$4
Actual return on plan assets	(1,366)	332	(138)	96	6	—
Company contributions to plan assets	159	519	149	158	1,009	2
Cash funding of direct participant payments	20	12	36	30	167	223
Participant contributions	8	9	5	5	47	41
Curtailments/settlements	(11)	(136)	(12)	(24)	(1,012)	—
Foreign currency translation	—	—	(456)	145	(1)	—
Benefit payments	(379)	(330)	(151)	(150)	(216)	(266)

Ending balance	$2,887	$4,456	$1,543	$2,110	$4	$4

Funded status at end of year	$(2,129)	$(649)	$(619)	$(813)	$(510)	$(1,758)

Other Benefits funded status was $(352) million and $(1,530) million for our U.S. plans at December 31, 2008 and 2007, respectively, and $(158) million and $(228) million for our Non-U.S. plans at December 31, 2008 and 2007, respectively.
     Amounts recognized in the Consolidated Balance Sheets consist of:

	Pension Plans
	U.S.		Non-U.S.		Other Benefits
(In millions)	2008	2007	2008	2007	2008	2007
Noncurrent assets	$—	$1	$35	$61	$—	$—
Current liabilities	(17)	(23)	(21)	(22)	(61)	(193)
Noncurrent liabilities	(2,112)	(627)	(633)	(852)	(449)	(1,565)

Net amount recognized	$(2,129)	$(649)	$(619)	$(813)	$(510)	$(1,758)

     Amounts recognized in accumulated other comprehensive loss, net of tax, consist of:

	Pension Plans
	U.S.		Non-U.S.		Other Benefits
(In millions)	2008	2007	2008	2007	2008	2007
Prior service cost (credit)	$200	$236	$8	$12	$(318)	$(183)
Net actuarial loss	2,550	936	624	822	109	92

Gross amount recognized	2,750	1,172	632	834	(209)	(91)
Deferred income taxes	(210)	(210)	(68)	(91)	1	2
Minority shareholders’ equity	(51)	(19)	(101)	(149)	5	15

Net amount recognized	$2,489	$943	$463	$594	$(203)	$(74)

The following table presents significant weighted average assumptions used to determine benefit obligations at December 31:

		Pension Plans		Other Benefits
		2008	2007	2008	2007
Discount rate:	— U.S.	6.50%	6.25%	6.50%	6.00%
	— Non-U.S.	6.31	5.84	7.71	6.55

Rate of compensation increase:	— U.S.	—	4.04	—	—
	— Non-U.S.	3.71	3.81	4.20	4.26
The following table presents significant weighted average assumptions used to determine benefits cost for the years ended December 31:

		Pension Plans			Other Benefits
		2008	2007	2006	2008	2007	2006
Discount rate:	— U.S.	6.25%	5.75%	5.50%	6.08%	5.75%	5.50%
	— Non-U.S.	5.84	5.01	4.95	6.55	5.76	6.18

Expected long term return on plan assets:	— U.S.	8.50	8.50	8.50	6.75	—	—
	— Non-U.S.	7.03	6.69	6.92	12.00	12.50	10.25

Rate of compensation increase:	— U.S.	4.04	4.04	4.04	—	4.00	4.08
	— Non-U.S.	3.81	3.63	3.64	4.26	4.32	4.28
For 2008, an assumed discount rate of 6.25% was used for the U.S. pension plans. This rate was developed from a portfolio of bonds from issuers rated AA- or higher by Standard & Poor’s as of December 31, 2007, with cash flows similar to the timing of our expected benefit payment cash flows. For our non-U.S. locations, a weighted average discount rate of 5.84% was used. This rate was developed based on the nature of the liabilities and local environments, using available bond indices, yield curves, and long term inflation.
     For 2008, an expected long term rate of return of 8.50% was used for the U.S. pension plans. In developing this rate, we evaluated the compound annualized returns of our U.S. pension fund over a period of 15 years or more through December 31, 2007. In addition, we evaluated input from our pension fund consultant on asset class return expectations and long term inflation. For our non-U.S. locations, a weighted average assumed long term rate of return of 7.03% was used. Input from local pension fund consultants concerning asset class return expectations and long-term inflation form the basis of this assumption.

     The following table presents estimated future benefit payments from the plans as of December 31, 2008. Benefit payments for other postretirement benefits are presented net of retiree contributions:

	Pension Plans		Other Benefits
		Non-	Without Medicare	Medicare Part D
(In millions)	U.S.	U.S.	Part D Subsidy	Subsidy Receipts
2009	$383	$125	$67	$(5)
2010	382	125	62	(5)
2011	407	140	58	(4)
2012	395	133	54	(4)
2013	395	139	51	(4)
2014-2018	2,036	756	219	(17)
The following table presents selected information on our pension plans:

	U.S.		Non-U.S.
(In millions)	2008	2007	2008	2007
All plans:
Accumulated benefit obligation	$5,012	$5,092	$2,038	$2,766

Plans not fully-funded:
Projected benefit obligation	$5,016	$4,993	$1,815	$2,413
Accumulated benefit obligation	5,012	4,981	1,716	2,290
Fair value of plan assets	2,887	4,343	1,164	1,544
Certain non-U.S. subsidiaries maintain unfunded pension plans consistent with local practices and requirements. At December 31, 2008, these plans accounted for $237 million of our accumulated pension benefit obligation, $254 million of our projected pension benefit obligation, and $24 million of our AOCL adjustment. At December 31, 2007, these plans accounted for $268 million of our accumulated pension benefit obligation, $288 million of our projected pension benefit obligation, and $37 million of our AOCL adjustment.
     Our pension plan weighted average asset allocation at December 31, by asset category, follows:

	U.S.		Non-U.S.
	2008	2007	2008	2007
Equity securities	64%	68%	31%	41%
Debt securities	35	32	63	52
Real estate	—	—	1	1
Cash and short term securities	1	—	5	6

Total	100%	100%	100%	100%

At December 31, 2008 and 2007, the Plans did not directly hold any of our Common Stock.
     Our pension investment policy recognizes the long term nature of pension liabilities, the benefits of diversification across asset classes and the effects of inflation. The diversified portfolio is designed to maximize returns consistent with levels of liquidity and investment risk that are prudent and reasonable. All assets are managed externally according to guidelines we have established individually with investment managers. The manager guidelines prohibit the use of any type of investment derivative without our prior approval. Portfolio risk is controlled by having managers comply with guidelines, establishing the maximum size of any single holding in their portfolios and by using managers with different investment styles. We periodically undertake asset and liability modeling studies to determine the appropriateness of the investments. The portfolio includes holdings of domestic, non-U.S., and private equities, global high quality and high yield fixed income securities, and short term interest bearing deposits. The target asset allocation of the U.S. pension fund is 70% equities and 30% fixed income. Actual U.S. pension fund asset allocations are reviewed on a monthly basis and the pension fund is rebalanced to target ranges on an as needed basis.
     We expect to contribute approximately $350 million to $400 million to our funded U.S. and non-U.S. pension plans in 2009.

     Assumed health care cost trend rates at December 31 follow:

	2008	2007
Health care cost trend rate assumed for the next year	9.70%	10.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0	5.0
Year that the rate reaches the ultimate trend rate	2014	2014
A 1% change in the assumed health care cost trend would have increased (decreased) the accumulated postretirement benefit obligation at December 31, 2008 and the aggregate service and interest cost for the year then ended as follows:

(In millions)	1% Increase	1% Decrease
Accumulated postretirement benefit obligation	$22	$(18)
Aggregate service and interest cost	2	(2)
Savings Plans
Substantially all employees in the U.S. and employees of certain non-U.S. locations are eligible to participate in a defined contribution savings plan. Expenses recognized for contributions to these plans were $37 million, $32 million and $26 million for 2008, 2007 and 2006, respectively.
Note 15. Income Taxes
The components of Income (Loss) from Continuing Operations before Income Taxes follow:

(In millions)	2008	2007	2006
U.S.	$(409)	$(361)	$(815)
Foreign	595	806	595

	$186	$445	$(220)

A reconciliation of income taxes at the U.S. statutory rate to income taxes provided on Income (Loss) from Continuing Operations:

(In millions)	2008	2007	2006
U.S. Federal income tax (benefit) expense at the statutory rate of 35%	$65	$155	$(77)
Adjustment for foreign income taxed at different rates	(28)	(25)	(7)
U.S. loss with no tax benefit	146	129	241
Foreign operating (income) losses with no tax due to valuation allowances	24	(8)	67
Establishment (Release) of valuation allowances	1	(8)	46
Establishment (Resolution) of uncertain tax positions	2	5	(204)
Deferred tax impact of enacted tax rate and law changes	(2)	3	(8)
Other	1	4	2

United States and Foreign Taxes	$209	$255	$60

The components of the provision (benefit) for taxes on Income (Loss) from Continuing Operations, by taxing jurisdiction, follow:

(In millions)	2008	2007	2006
Current:
Federal	$(7)	$—	$(45)
Foreign	212	258	148
State	2	2	(2)

	207	260	101

Deferred:
Federal	2	3	—
Foreign	—	(1)	(36)
State	—	(7)	(5)

	2	(5)	(41)

United States and Foreign Taxes	$209	$255	$60

For 2008 total discrete tax items in income tax expense were insignificant.

     Income tax expense in 2007 includes a net tax benefit totaling $6 million, which consists of a tax benefit of $11 million ($0.06 per share) related to prior periods offset by a $5 million charge primarily related to recently enacted tax law changes. The 2007 out-of-period adjustment related to our correction of the inflation adjustment on equity of our subsidiary in Colombia as a permanent tax benefit rather than as a temporary tax benefit dating back as far as 1992, with no individual year being significantly affected.
     Income tax expense in 2006 included net favorable tax adjustments totaling $163 million. The adjustments for 2006 related primarily to the resolution of an uncertain tax position regarding a reorganization of certain legal entities in 2001, which was partially offset by a charge of $47 million to establish a foreign valuation allowance, attributable to a rationalization plan.
Temporary differences and carryforwards giving rise to deferred tax assets and liabilities at December 31 follow:

(In millions)	2008	2007
Postretirement benefits and pensions	$1,002	$973
Tax credit and loss carryforwards	615	499
Capitalized expenditures	650	361
Accrued expenses deductible as paid	417	425
Alternative minimum tax credit carryforwards(1)	111	76
Vacation and sick pay	41	44
Rationalizations and other provisions	23	19
Other	134	123

	2,993	2,520
Valuation allowance	(2,701)	(2,231)

Total deferred tax assets	292	289

Tax on undistributed subsidiary earnings	(14)	(15)

Total deferred tax liabilities:
— property basis differences	(328)	(316)

Total net deferred tax liabilities	$(50)	$(42)

(1)	Unlimited carryforward period.
At December 31, 2008, we had $292 million of tax assets for net operating loss, capital loss and tax credit carryforwards related to certain international subsidiaries that are primarily from countries with unlimited carryforward periods. A valuation allowance totaling $339 million has been recorded against these and other deferred tax assets where recovery of the asset or carryforward is uncertain. In addition, we had $289 million of Federal and $71 million of state tax assets for net operating loss and tax credit carryforwards. The state carryforwards are subject to expiration from 2009 to 2031. The Federal carryforwards consist of $278 million of foreign tax credits which are subject to expiration in 2016 and 2018, and $11 million of tax assets related to research and development credits that are subject to expiration from 2021 to 2028. The amount of tax credit and loss carryforwards reflected in the table above have been reduced by $35 million related to unrealized stock option deductions. A full valuation allowance has also been recorded against these deferred tax assets as recovery is uncertain.
     The adoption of FIN 48 resulted in a one-time increase to the opening balance of retained earnings and a decrease in goodwill as of January 1, 2007 of $32 million and $5 million, respectively, for tax benefits not previously recognized under historical practice. At December 31, 2008, we had unrecognized tax benefits of $143 million (see table below) that if recognized, would have a favorable impact on our tax expense of $135 million. We report interest and penalties as income taxes and have accrued interest of $11 million as of December 31, 2008. If not favorably settled, $46 million of the unrecognized tax benefits and $11 million of accrued interest would require the use of our cash.

Reconciliation of Unrecognized Tax Benefits	2008	2007
(In millions)
Balance at January 1	$174	$161
Increases related to prior year tax positions	12	36
Decreases related to prior year tax positions	(7)	(18)
Increases related to current year tax positions	4	6
Settlements	(15)	(24)
Lapse of statute of limitations	(2)	(2)
Foreign currency impact	(23)	15

Balance at December 31	$143	$174

Generally, years beginning after 2003 are still open to examination by foreign taxing authorities, including several major taxing jurisdictions. In Germany, we are open to examination from 2003 onward. In the United States, we are open to examination from 2004 forward. We are also involved in a United States/Canada Competent Authority resolution process that deals with transactions between our operations in these countries from 1997 through 2003.
     It is reasonably possible that the Company’s Competent Authority resolution process between the United States and Canada will be concluded within the next 12 months, which may result in the settlement of our unrecognized tax benefits for a refund claim related to this matter of $45 million. It is expected that the amount of unrecognized tax benefits will also change for other reasons in the next 12 months; however, we do not expect that change to have a significant impact on our financial position or results of operations.
     We have undistributed earnings of international subsidiaries of approximately $2.7 billion including a significant portion of which has already been subject to Federal income taxation. No provision for Federal income tax or foreign withholding tax on any of these undistributed earnings is required because either such earnings were already subject to Federal income taxation or the amount has been or will be reinvested in property, plant and equipment and working capital. Quantification of the deferred tax liability, if any, associated with these undistributed earnings is not practicable.
     Net cash payments for income taxes were $278 million, $274 million and $310 million in 2008, 2007 and 2006, respectively.
Note 16. Interest Expense
Interest expense includes interest and amortization of debt discounts, less amounts capitalized as follows:

(In millions)	2008	2007	2006
Interest expense before capitalization	$343	$478	$470
Capitalized interest	(23)	(10)	(7)

	$320	$468	$463

Cash payments for interest were $387 million, $495 million and $444 million in 2008, 2007 and 2006, respectively.

Note 17. Business Segments
Segment information reflects our strategic business units (SBUs), which are organized to meet customer requirements and global competition.
     In the first quarter of 2008, we formed a new strategic business unit, Europe, Middle East and Africa Tire by combining our former European Union Tire and Eastern Europe, Middle East and Africa Tire business units. Prior year amounts have been restated to conform to this change. As a result, we now operate our business through four operating segments representing our regional tire businesses: North American Tire; Europe, Middle East and Africa Tire; Latin American Tire; and Asia Pacific Tire. Segment information is reported on the basis used for reporting to our Chairman of the Board, Chief Executive Officer and President.
     Each of the four regional business segments is involved in the development, manufacture, distribution and sale of tires. Certain of the business segments also provide related products and services, which include retreads, automotive repair services and merchandise purchased for resale.
     North American Tire provides OE and replacement tires for autos, motorcycles, trucks, and aviation, construction and mining applications in the United States, Canada and export markets. North American Tire also provides related products and services including tread rubber, tubes, retreaded tires, automotive repair services and merchandise purchased for resale, as well as sells chemical products to unaffiliated customers.
     Europe, Middle East and Africa Tire provides OE and replacement tires for autos, motorcycles, trucks, and farm, construction and mining applications and export markets. EMEA also provides related products and services including tread rubber, retread truck and aviation tires, automotive repair services and merchandise purchased for resale.
     Latin American Tire provides OE and replacement tires for autos, trucks, and farm, aviation and construction applications in Central and South America, Mexico and export markets. Latin American Tire also provides related products and services including tread rubber, retreaded tires and merchandise purchased for resale.
     Asia Pacific Tire provides OE and replacement tires for autos, trucks, and farm, aviation, construction and mining applications in Asia, the Pacific and export markets. Asia Pacific Tire also provides related products and services including tread rubber, retread aviation tires, automotive repair services and merchandise purchased for resale.

     The following table presents segment sales and operating income, and the reconciliation of segment operating income to Income (Loss) from Continuing Operations before Income Taxes:

(In millions)	2008	2007	2006
Sales
North American Tire	$8,255	$8,862	$9,089
Europe, Middle East and Africa Tire	7,316	7,217	6,552
Latin American Tire	2,088	1,872	1,607
Asia Pacific Tire	1,829	1,693	1,503

Net Sales	$19,488	$19,644	$18,751

Segment Operating Income (Loss)
North American Tire	$(156)	$139	$(233)
Europe, Middle East and Africa Tire	425	582	513
Latin American Tire	367	359	326
Asia Pacific Tire	168	150	104

Total Segment Operating Income	804	1,230	710
Rationalizations	(184)	(49)	(311)
Interest expense	(320)	(468)	(463)
Other income and (expense)	(59)	(9)	75
Accelerated depreciation	(28)	(37)	(88)
Corporate incentive compensation plans	4	(77)	(66)
Intercompany profit elimination	23	(11)	(9)
Curtailments/Settlements	(9)	(64)	—
Retained expenses of discontinued operations	—	(17)	(48)
Other	(45)	(53)	(20)

Income (Loss) from Continuing Operations before Income Taxes	$186	$445	$(220)

The following table presents segment assets at December 31:

(In millions)	2008	2007
Assets
North American Tire	$5,514	$5,307
Europe, Middle East and Africa Tire	5,707	6,020
Latin American Tire	1,278	1,265
Asia Pacific Tire	1,408	1,394

Total Segment Assets	13,907	13,986
Corporate	1,319	3,205

	$15,226	$17,191

Results of operations are measured based on net sales to unaffiliated customers and segment operating income. Segment operating income includes transfers to other SBUs. Segment operating income is computed as follows: Net sales less CGS (excluding accelerated depreciation charges and asset impairment charges) and SAG expenses (including certain allocated corporate administrative expenses). Segment operating income also includes certain royalties and equity in earnings of most affiliates. Segment operating income does not include rationalization charges (credits), asset sales and certain other items. Segment assets include those assets under the management of the SBU.

     The following table presents geographic information. Net sales by country were determined based on the location of the selling subsidiary. Long-lived assets consisted of property, plant and equipment. Besides Germany, management did not consider the net sales or long-lived assets of any other individual countries outside the United States to be significant to the consolidated financial statements.

(In millions)	2008	2007	2006
Net Sales
United States	$6,662	$7,407	$7,691
Germany	2,343	2,359	2,170
Other international	10,483	9,878	8,890

	$19,488	$19,644	$18,751

Long-Lived Assets
United States	$2,392	$2,194
Germany	726	668
Other international	2,516	2,736

	$5,634	$5,598

At December 31, 2008, significant concentrations of cash and cash equivalents held by our international subsidiaries included the following amounts:
•	$427 million or 23% in EMEA, primarily Western Europe, ($539 million or 16% at December 31, 2007),

•	$311 million or 16% in Asia, primarily Singapore, Australia and China, ($216 million or 6% at December 31, 2007), and

•	$298 million or 16% in Latin America, primarily Venezuela, ($156 million or 5% at December 31, 2007).
     Rationalizations, as described in Note 2, Costs Associated with Rationalization Programs, and net (gains) losses on asset sales, as described in Note 3, Other (Income) and Expense, were not charged (credited) to the SBUs for performance evaluation purposes but were attributable to the SBUs as follows:

(In millions)	2008	2007	2006
Rationalizations
North American Tire	$54	$11	$187
Europe, Middle East and Africa Tire	41	33	94
Latin American Tire	4	2	2
Asia Pacific Tire	83	1	28

Total Segment Rationalizations	182	47	311
Corporate	2	2	—

	$184	$49	$311

(In millions)
Net (Gains) Losses on Asset Sales
North American Tire	$(18)	$17	$(11)
Europe, Middle East and Africa Tire	(20)	(20)	(28)
Latin American Tire	(5)	(1)	(1)
Asia Pacific Tire	(10)	(8)	(2)

Total Segment Net (Gains) Losses on Asset Sales	(53)	(12)	(42)
Corporate	—	(3)	2

	$(53)	$(15)	$(40)

The following table presents segment capital expenditures, depreciation and amortization:

(In millions)	2008	2007	2006
Capital Expenditures
North American Tire	$449	$281	$248
Europe, Middle East and Africa Tire	315	241	199
Latin American Tire	150	115	76
Asia Pacific Tire	106	74	70

Total Segment Capital Expenditures	1,020	711	593
Corporate	29	28	44

	$1,049	$739	$637

(In millions)
Depreciation and Amortization
North American Tire	$280	$273	$277
Europe, Middle East and Africa Tire	213	184	166
Latin American Tire	49	42	34
Asia Pacific Tire	63	55	52

Total Segment Depreciation and Amortization	605	554	529
Corporate	55	60	108

	$660	$614	$637

Note 18. Discontinued Operations
On July 31, 2007, we completed the sale of substantially all of the business activities and operations of our Engineered Products business segment (“Engineered Products”) to EPD Inc. (“EPD”), a company controlled by Carlyle Partners IV, L.P., an affiliate of the Carlyle Group, for $1,475 million. As a result, we recognized a gain of $508 million (net of taxes of $34 million). The announcement and resulting sale of EPD resulted in the recognition of curtailment and termination charges for both pensions and other postretirement benefit plans during the first quarter of 2007 of $72 million and a curtailment gain of $43 million for the salaried other postretirement benefit plan during the third quarter of 2007. As part of the transaction, we entered into certain licensing agreements that will permit EPD to use the “Goodyear” brand and certain other trademarks related to the Engineered Products’ business for periods of up to 22 years. Accordingly, we have deferred recognition of a portion of the sale proceeds, and will recognize them in income over the term of the licensing agreements.
     The following table presents the components of Discontinued Operations reported on the Consolidated Statement of Operations:

(In millions)	2007	2006

Net Sales	$894	$1,507

(Loss) income from operations before taxes	$(38)	$89
United States and foreign taxes	(7)	(46)

(Loss) Income from Operations	$(45)	$43

Gain on Disposal before taxes	$542	$—
United States and foreign taxes	(34)	—

Gain on Disposal	$508	$—

Discontinued Operations	$463	$43

Note 19. Accumulated Other Comprehensive Loss
The components of Accumulated Other Comprehensive Loss follow:

(In millions)	2008	2007
Foreign currency translation adjustment	$(709)	$(206)
Unrecognized net actuarial losses and prior service costs	(2,749)	(1,463)
Unrealized net investment gain	12	17

Total Accumulated Other Comprehensive Loss	$(3,446)	$(1,652)

Note 20. Commitments and Contingent Liabilities
At December 31, 2008, we had binding commitments for raw materials and investments in land, buildings and equipment of $1,038 million and off-balance sheet financial guarantees written and other commitments totaling $41 million. In addition, we have other contractual commitments, the amounts of which cannot be estimated, pursuant to certain long-term agreements under which we shall purchase minimum amounts of various raw materials and finished goods at agreed upon base prices that are subject to periodic adjustments for changes in raw material costs and market price adjustments, or in quantities that are subject to periodic adjustments for changes in our production levels.
Environmental Matters
We had recorded liabilities totaling $40 million and $46 million at December 31, 2008 and 2007, respectively, for anticipated costs related to various environmental matters, primarily the remediation of numerous waste disposal sites and certain properties sold by us. Of these amounts, $8 million and $11 million were included in Other current liabilities at December 31, 2008 and 2007, respectively. The costs include:
•	site studies,

•	the design and implementation of remediation plans,

•	post-remediation monitoring and related activities, and

•	legal and consulting fees.
These costs will be paid over several years. The amount of our ultimate liability in respect of these matters may be affected by several uncertainties, primarily the ultimate cost of required remediation and the extent to which other responsible parties contribute. During 2004, we reached a settlement with certain insurance companies releasing the insurers from certain past, present and future environmental claims. A significant portion of the costs incurred by us related to these claims had been recorded in prior years. As a result of the settlement, we have limited potential insurance coverage for future environmental claims. See “Asbestos” below for information regarding additional insurance settlements completed during 2005 related to both asbestos and environmental matters.
Workers’ Compensation
We had recorded liabilities, on a discounted basis, totaling $288 million and $276 million for anticipated costs related to workers’ compensation at December 31, 2008 and December 31, 2007, respectively. Of these amounts, $75 million and $86 million were included in Current Liabilities as part of Compensation and benefits at December 31, 2008 and December 31, 2007, respectively. The costs include an estimate of expected settlements on pending claims, defense costs and a provision for claims incurred but not reported. These estimates are based on our assessment of potential liability using an analysis of available information with respect to pending claims, historical experience, and current cost trends. The amount of our ultimate liability in respect of these matters may differ from these estimates. We periodically, and at least annually, update our loss development factors based on actuarial analyses. At December 31, 2008 and 2007, the liability was discounted using a risk-free rate of return.
General and Product Liability and Other Litigation
We had recorded liabilities totaling $291 million at December 31, 2008 and $467 million at December 31, 2007 for potential product liability and other tort claims, including related legal fees expected to be incurred. Of these amounts, $86 million and $270 million were included in Other current liabilities at December 31, 2008 and 2007, respectively. The amounts recorded were estimated based on an assessment of potential liability using an analysis of available information with respect to pending claims, historical experience and, where available, recent and current trends. The amount of our ultimate liability in respect of these matters may differ from these estimates. We had recorded insurance receivables for potential product liability and other tort claims of $65 million at December 31, 2008 and $71 million at December 31, 2007. Of these amounts, $10 million and $8 million were included in Current Assets as part of Accounts receivable at December 31, 2008 and 2007, respectively. We had restricted cash of $172 million at December 31, 2007, to fund certain of these liabilities.
Asbestos. We are a defendant in numerous lawsuits alleging various asbestos-related personal injuries purported to result from alleged exposure to certain asbestos products manufactured by us or present in certain of our facilities. Typically, these lawsuits have been brought against multiple defendants in state and Federal courts. To date, we have disposed of approximately 72,100 claims by defending and obtaining the dismissal thereof or by entering into a settlement. The sum of our accrued asbestos-related liability and gross payments to date, including legal costs, totaled approximately $325 million through December 31, 2008 and $297 million through December 31, 2007.

     A summary of approximate asbestos claims activity in recent years follows. Because claims are often filed and disposed of by dismissal or settlement in large numbers, the amount and timing of settlements and the number of open claims during a particular period can fluctuate significantly. The passage of tort reform laws and creation of deferred dockets for non-malignancy claims in several states has contributed to a decline in the number of claims filed in recent years. In 2008, a decision by the Ohio Supreme Court to retroactively apply an Ohio state law resulted in the dismissal of approximately 20,000 cases.

(Dollars in millions)	2008	2007	2006
Pending claims, beginning of year	117,400	124,000	125,500
New claims filed during the year	4,600	2,400	3,900
Claims settled/dismissed during the year	(23,000)	(9,000)	(5,400)

Pending claims, end of year	99,000	117,400	124,000

Payments (1)	$23	$22	$19

(1)	Represents amount spent by us and our insurers on asbestos litigation defense and claim resolution.
We engaged an independent asbestos valuation firm, Bates White, LLC (“Bates”), to review our existing reserves for pending claims, provide a reasonable estimate of the liability associated with unasserted asbestos claims, and estimate our receivables from probable insurance recoveries.
     We had recorded gross liabilities for both asserted and unasserted claims, inclusive of defense costs, totaling $132 million and $127 million at December 31, 2008 and 2007, respectively. The recorded liability represents our estimated liability over the next ten years, which represents the period over which the liability can be reasonably estimated. Due to the difficulties in making these estimates, analysis based on new data and/or a change in circumstances arising in the future could result in an increase in the recorded obligation in an amount that cannot be reasonably estimated, and that increase could be significant. The portion of the liability associated with unasserted asbestos claims and related defense costs was $71 million at December 31, 2008 and $76 million at December 31, 2007. At December 31, 2008, our liability with respect to asserted claims and related defense costs was $61 million, compared to $51 million at December 31, 2007. At December 31, 2008, we estimate that it is reasonably possible that our gross liabilities could exceed our recorded reserve by $40 to $50 million, approximately 50% of which would be recoverable by our accessible policy limits.
     We maintain primary insurance coverage under coverage-in-place agreements, and also have excess liability insurance with respect to asbestos liabilities. We have instituted coverage actions against certain of these excess carriers. After consultation with our outside legal counsel and giving consideration to relevant factors or agreements in principle, including the ongoing legal proceedings with certain of our excess coverage insurance carriers, their financial viability, their legal obligations and other pertinent facts, we determine an amount we expect is probable of recovery from such carriers. We record a receivable with respect to such policies when we determine that recovery is probable and we can reasonably estimate the amount of a particular recovery.
     Based upon a model employed by Bates, as of December 31, 2008, (i) we had recorded a receivable related to asbestos claims of $65 million, compared to $71 million at December 31, 2007, and (ii) we expect that approximately 50% of asbestos claim related losses would be recoverable through insurance through the period covered by the estimated liability. Of these amounts, $10 million and $8 million were included in Current Assets as part of Accounts receivable at December 31, 2008 and 2007, respectively. The receivable recorded consists of an amount we expect to collect under coverage-in-place agreements with certain primary carriers as well as an amount we believe is probable of recovery from certain of our excess coverage insurance carriers.
     We believe that, at December 31, 2008, we had approximately $180 million in aggregate limits of excess level policies potentially applicable to indemnity payments for asbestos products claims, in addition to limits of available primary insurance policies. Some of these excess policies provide for payment of defense costs in addition to indemnity limits. A portion of the availability of the excess level policies is included in the $65 million insurance receivable recorded at December 31, 2008. We also had approximately $15 million in aggregate limits for products claims, as well as coverage for premise claims on a per occurrence basis and defense costs, available with our primary insurance carriers through coverage-in-place agreements at December 31, 2008.

     We believe that our reserve for asbestos claims, and the receivable for recoveries from insurance carriers recorded in respect of these claims, reflect reasonable and probable estimates of these amounts, subject to the exclusion of claims for which it is not feasible to make reasonable estimates. The estimate of the assets and liabilities related to pending and expected future asbestos claims and insurance recoveries is subject to numerous uncertainties, including, but not limited to, changes in:
•	the litigation environment,

•	Federal and state law governing the compensation of asbestos claimants,

•	recoverability of receivables due to potential insolvency of carriers,

•	our approach to defending and resolving claims, and

•	the level of payments made to claimants from other sources, including other defendants and 524(g) trusts.
As a result, with respect to both asserted and unasserted claims, it is reasonably possible that we may incur a material amount of cost in excess of the current reserve, however, such amount cannot be reasonably estimated. Coverage under insurance policies is subject to varying characteristics of asbestos claims including, but not limited to, the type of claim (premise vs. product exposure), alleged date of first exposure to our products or premises and disease alleged. Depending upon the nature of these characteristics, as well as the resolution of certain legal issues, some portion of the insurance may not be accessible by us.
Heatway (Entran II). On June 4, 2004, we entered into an amended settlement agreement that was intended to address the claims arising out of a number of Federal, state and Canadian actions filed against us involving a rubber hose product used in hydronic radiant heating systems, known as Entran II. On October 19, 2004, the amended settlement received court approval. As a result, we made cash contributions to a settlement fund totaling $150 million through 2008. In addition to these payments, we contributed approximately $174 million received from insurance contributions to the settlement fund pursuant to the terms of the settlement agreement. We are not required to make additional contributions to the settlement fund under the terms of the settlement agreement, nor will we receive any additional insurance reimbursements for Entran II related matters. Additionally, we do not expect there will be any trust assets remaining in the settlement fund after payments are made to claimants. Therefore, we have derecognized $175 million of the liability and the related amount of restricted cash from our Consolidated Balance Sheet as of December 31, 2008. We had recorded liabilities related to Entran II claims totaling $193 million at December 31, 2007.
Other Actions. We are currently a party to various claims and legal proceedings in addition to those noted above. If management believes that a loss arising from these matters is probable and can reasonably be estimated, we record the amount of the loss, or the minimum estimated liability when the loss is estimated using a range, and no point within the range is more probable than another. As additional information becomes available, any potential liability related to these matters is assessed and the estimates are revised, if necessary. Based on currently available information, management believes that the ultimate outcome of these matters, individually and in the aggregate, will not have a material adverse effect on our financial position or overall trends in results of operations. However, litigation is subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include monetary damages or an injunction prohibiting us from selling one or more products. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the financial position and results of operations of the period in which the ruling occurs, or future periods.
Tax Matters
The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize tax benefits to the extent that it is more likely than not that our positions will be sustained when challenged by the taxing authorities. We derecognize tax benefits when, based on new information, we determine that it is no longer more likely than not that our position will be sustained. To the extent we prevail in matters for which liabilities have been established, or determine we need to derecognize tax benefits recorded in prior periods, or that we are required to pay amounts in excess of our liabilities, our effective tax rate in a given period could be materially affected. An unfavorable tax settlement would require use of our cash and result in an increase in our effective tax rate in the year of resolution. A favorable tax settlement would be recognized as a reduction in our effective tax rate in the year of resolution.
Guarantees
We are a party to various agreements under which we have undertaken obligations resulting from the issuance of certain guarantees. Guarantees have been issued on behalf of certain of our affiliates and customers. Normally there is no separate premium received by us as consideration for the issuance of guarantees. Our performance under these guarantees would normally be triggered by the occurrence of one or more events as provided in the specific agreements. Collateral and recourse provisions available to us under these agreements were not significant.

Other Financing
We will from time to time issue guarantees to financial institutions on behalf of certain of our unconsolidated affiliates or our customers. We generally do not require collateral in connection with the issuance of these guarantees. In the event of non-payment by an affiliate, we are obligated to make payment to the financial institution, and will typically have recourse to the assets of that affiliate or customer. At December 31, 2008, we had affiliate and customer guarantees outstanding under which the maximum potential amount of payments totaled approximately $41 million. The affiliate and customer guarantees expire at various times through 2009 and 2019, respectively. We are unable to estimate the extent to which our affiliates’ or customers’ assets, in the aggregate, would be adequate to recover the maximum amount of potential payments with that affiliate or customer.
Indemnifications
At December 31, 2008, we were a party to various agreements under which we had assumed obligations to indemnify the counterparties from certain potential claims and losses. These agreements typically involve standard commercial activities undertaken by us in the normal course of business; the sale of assets by us; the formation of joint venture businesses to which we had contributed assets in exchange for ownership interests; and other financial transactions. Indemnifications provided by us pursuant to these agreements relate to various matters including, among other things, environmental, tax and shareholder matters; intellectual property rights; government regulations and employment-related matters; and dealer, supplier and other commercial matters.
     Certain indemnifications expire from time to time, and certain other indemnifications are not subject to an expiration date. In addition, our potential liability under certain indemnifications is subject to maximum caps, while other indemnifications are not subject to caps. Although we have been subject to indemnification claims in the past, we cannot reasonably estimate the number, type and size of indemnification claims that may arise in the future. Due to these and other uncertainties associated with the indemnifications, our maximum exposure to loss under these agreements cannot be estimated.
     We have determined that there are no guarantees other than liabilities for which amounts are already recorded or reserved in our consolidated financial statements under which it is probable that we have incurred a liability.
Warranty
We had recorded $17 million and $20 million for potential claims under warranties offered by us at December 31, 2008 and 2007, respectively, the majority of which is recorded in Other current liabilities at December 31, 2008 and 2007.
Note 21. Asset Dispositions
On July 31, 2007, we completed the sale of substantially all of the business activities and operations of our Engineered Products business segment. For information regarding the sale, refer to the Note to the Consolidated Financial Statements No. 18, Discontinued Operations.
     On December 21, 2007, substantially all of the assets of North American Tire’s tire and wheel assembly operation were sold. As a result of the sale, we recorded an after-tax charge of $36 million ($35 million net of minority interest) in the fourth quarter of 2007, primarily relating to the loss on the sale of the assets.
     On December 29, 2006, we completed the sale of our North American and Luxembourg tire fabric operations. We received $77 million for the net assets sold and recorded a gain of $9 million on the sale.
Note 22. Equity Offering
On May 22, 2007, we completed a public equity offering of 26,136,363 common shares, which included the exercise of the over-allotment option of 3,409,091 common shares, at a price of $33.00 per share, raising $862 million before offering costs. We paid $28 million in underwriting discounts and commissions and approximately $1 million in offering expenses.

Note 23. Consolidating Financial Information
Certain of our subsidiaries have guaranteed Goodyear’s obligations under the $260 million outstanding principal amount of 9% senior notes due 2015 and the $825 million outstanding principal amount of senior notes (consisting of $325 million outstanding principal amount of 8.625% senior notes due 2011 and $500 million outstanding principal amount of senior floating rate notes due 2009) (collectively, the “notes”). The following presents the condensed consolidating financial information separately for:
(i)	The Goodyear Tire & Rubber Company (the “Parent Company”), the issuer of the guaranteed obligations;

(ii)	Guarantor subsidiaries, on a combined basis, as specified in the indentures related to Goodyear’s obligations under the notes;

(iii)	Non-guarantor subsidiaries, on a combined basis;

(iv)	Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among the Parent Company, the guarantor subsidiaries and the non-guarantor subsidiaries, (b) eliminate the investments in our subsidiaries and (c) record consolidating entries; and

(v)	The Goodyear Tire & Rubber Company and Subsidiaries on a consolidated basis.
     Each guarantor subsidiary is 100% owned by the Parent Company at the date of each balance sheet presented. The notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary. Each entity in the consolidating financial information follows the same accounting policies as described in the consolidated financial statements, except for the use by the Parent Company and Guarantor subsidiaries of the equity method of accounting to reflect ownership interests in subsidiaries which are eliminated upon consolidation.
     Certain non-guarantor subsidiaries of the Parent Company are restricted from remitting funds to it by means of dividends, advances or loans due to required foreign government and/or currency exchange board approvals or restrictions in credit agreements or other debt instruments of those subsidiaries. Cash flows resulting from short-term cash advances between operating entities are included in Cash Flows from Operating Activities.

	Consolidating Balance Sheet
	December 31, 2008
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets:
Current Assets:
Cash and cash equivalents	$822	$40	$1,032	$—	$1,894
Restricted cash	6	—	6	—	12
Accounts receivable	763	189	1,595	—	2,547
Accounts receivable from affiliates	—	836	—	(836)	—
Inventories	1,584	254	1,796	(42)	3,592
Prepaid expenses and other current assets	124	3	159	9	295

Total Current Assets	3,299	1,322	4,588	(869)	8,340
Goodwill	—	24	471	188	683
Intangible Assets	110	7	49	(6)	160
Deferred Income Taxes	—	15	54	(15)	54
Other Assets	173	45	137	—	355
Investments in Subsidiaries	4,216	632	3,881	(8,729)	—
Property, Plant and Equipment	2,167	178	3,279	10	5,634

Total Assets	$9,965	$2,223	$12,459	$(9,421)	$15,226

Liabilities:
Current Liabilities:
Accounts payable-trade	$648	$70	$1,791	$—	$2,509
Accounts payable to affiliates	714	—	122	(836)	—
Compensation and benefits	362	29	233	—	624
Other current liabilities	269	15	359	—	643
United States and foreign taxes	51	13	94	(2)	156
Notes payable and overdrafts	—	—	265	—	265
Long term debt and capital leases due within one year	501	—	81	—	582

Total Current Liabilities	2,545	127	2,945	(838)	4,779
Long Term Debt and Capital Leases	3,300	—	832	—	4,132
Compensation and Benefits	2,450	161	876	—	3,487
Deferred and Other Noncurrent Income Taxes	38	17	149	(11)	193
Other Long Term Liabilities	610	32	121	—	763

Total Liabilities	8,943	337	4,923	(849)	13,354

Commitments and Contingent Liabilities	—	—	—	—	—
Minority Shareholders’ Equity	—	—	399	220	619

Shareholders’ Equity:
Goodyear Shareholders’ Equity
Preferred Stock	—	—	—	—	—
Common Stock	241	440	4,875	(5,315)	241
Capital Surplus	2,764	5	777	(782)	2,764
Retained Earnings	1,463	1,715	2,503	(4,218)	1,463
Accumulated Other Comprehensive Loss	(3,446)	(274)	(1,249)	1,523	(3,446)

Goodyear Shareholders’ Equity	1,022	1,886	6,906	(8,792)	1,022
Minority Shareholders’ Equity — Nonredeemable	—	—	231	—	231

Total Shareholders’ Equity	1,022	1,886	7,137	(8,792)	1,253

Total Liabilities and Shareholders’ Equity	$9,965	$2,223	$12,459	$(9,421)	$15,226

	Consolidating Balance Sheet
	December 31, 2007
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets:
Current Assets:
Cash and cash equivalents	$2,516	$25	$922	$—	$3,463
Restricted cash	178	—	13	—	191
Accounts receivable	837	207	2,059	—	3,103
Accounts receivable from affiliates	—	920	69	(989)	—
Inventories	1,356	296	1,575	(63)	3,164
Prepaid expenses and other current assets	97	12	145	(3)	251

Total Current Assets	4,984	1,460	4,783	(1,055)	10,172
Goodwill	—	25	487	201	713
Intangible Assets	110	18	56	(17)	167
Deferred Income Taxes	—	16	82	(15)	83
Other Assets	221	44	193	—	458
Investments in Subsidiaries	4,842	622	3,298	(8,762)	—
Property, Plant and Equipment	1,967	228	3,389	14	5,598

Total Assets	$12,124	$2,413	$12,288	$(9,634)	$17,191

Liabilities:
Current Liabilities:
Accounts payable-trade	$680	$79	$1,663	$—	$2,422
Accounts payable to affiliates	989	—	—	(989)	—
Compensation and benefits	552	35	310	—	897
Other current liabilities	520	18	215	—	753
United States and foreign taxes	66	13	123	(6)	196
Notes payable and overdrafts	—	—	225	—	225
Long term debt and capital leases due within one year	102	—	69	—	171

Total Current Liabilities	2,909	145	2,605	(995)	4,664
Long Term Debt and Capital Leases	3,750	—	579	—	4,329
Compensation and Benefits	2,053	232	1,119	—	3,404
Deferred and Other Noncurrent Income Taxes	76	22	187	(11)	274
Other Long Term Liabilities	486	42	139	—	667

Total Liabilities	9,274	441	4,629	(1,006)	13,338

Commitments and Contingent Liabilities	—	—	—	—	—
Minority Shareholders’ Equity	—	—	473	230	703

Shareholders’ Equity:
Goodyear Shareholders’ Equity
Preferred Stock	—	—	—	—	—
Common Stock	240	617	4,512	(5,129)	240
Capital Surplus	2,722	5	786	(791)	2,722
Retained Earnings	1,540	1,644	2,379	(4,023)	1,540
Accumulated Other Comprehensive Loss	(1,652)	(294)	(791)	1,085	(1,652)

Goodyear Shareholders’ Equity	2,850	1,972	6,886	(8,858)	2,850
Minority Shareholders’ Equity — Nonredeemable	—	—	300	—	300

Total Shareholders’ Equity	2,850	1,972	7,186	(8,858)	3,150

Total Liabilities and Shareholders’ Equity	$12,124	$2,413	$12,288	$(9,634)	$17,191

	Consolidating Statements of Operations
	Twelve Months Ended December 31, 2008
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net Sales	$7,833	$1,923	$19,550	$(9,818)	$19,488

Cost of Goods Sold	7,248	1,670	17,195	(9,974)	16,139
Selling, Administrative and General Expense	882	182	1,541	(5)	2,600
Rationalizations	43	9	132	—	184
Interest Expense	251	26	276	(233)	320
Other (Income) and Expense	(244)	9	(199)	493	59

Income (Loss) before Income Taxes and Equity in Earnings of Subsidiaries	(347)	27	605	(99)	186
United States and Foreign Taxes	10	13	186	—	209
Equity in Earnings of Subsidiaries	280	26	—	(306)	—

Net Income (Loss)	(77)	40	419	(405)	(23)
Less: Minority Shareholders’ Net Income	—	—	54	—	54

Goodyear Net Income (Loss)	$(77)	$40	$365	$(405)	$(77)

	Twelve Months Ended December 31, 2007
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net Sales	$7,944	$1,988	$19,136	$(9,424)	$19,644

Cost of Goods Sold	7,096	1,731	16,658	(9,574)	15,911
Selling, Administrative and General Expense	1,053	187	1,546	(24)	2,762
Rationalizations	—	14	35	—	49
Interest Expense	435	39	285	(291)	468
Other (Income) and Expense	(230)	(26)	(197)	462	9

Income (Loss) from Continuing Operations before Income Taxes and Equity in Earnings of Subsidiaries	(410)	43	809	3	445
United States and Foreign Taxes	30	6	220	(1)	255
Equity in Earnings of Subsidiaries	560	36	—	(596)	—

Income (Loss) from Continuing Operations	120	73	589	(592)	190
Discontinued Operations	463	4	164	(168)	463

Net Income (Loss)	583	77	753	(760)	653
Less: Minority Shareholders’ Net Income	—	—	70	—	70

Goodyear Net Income (Loss)	$583	$77	$683	$(760)	$583

	Twelve Months Ended December 31, 2006
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net Sales	$7,914	$2,041	$17,143	$(8,347)	$18,751

Cost of Goods Sold	7,504	1,775	14,979	(8,532)	15,726
Selling, Administrative and General Expense	987	182	1,379	(2)	2,546
Rationalizations	129	61	121	—	311
Interest Expense	426	39	202	(204)	463
Other (Income) and Expense	(260)	(3)	(204)	392	(75)

Income (Loss) from Continuing Operations before Income Taxes and Equity in Earnings of Subsidiaries	(872)	(13)	666	(1)	(220)
United States and Foreign Taxes	(28)	54	36	(2)	60
Equity in Earnings of Subsidiaries	453	52	—	(505)	—

Income (Loss) from Continuing Operations	(391)	(15)	630	(504)	(280)
Discontinued Operations	43	1	54	(55)	43

Net Income (Loss)	(348)	(14)	684	(559)	(237)
Less: Minority Shareholders’ Net Income	—	—	111	—	111

Goodyear Net Income (Loss)	$(348)	$(14)	$573	$(559)	$(348)

	Condensed Consolidating Statement of Cash Flows
	Twelve Months Ended December 31, 2008
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Total Cash Flow From Operating Activities	$(1,770)	$126	$1,487	$(588)	$(745)

Cash Flows From Investing Activities:

Capital expenditures	(444)	(20)	(585)	—	(1,049)
Asset dispositions	193	1	48	(184)	58
Asset acquisitions	(1)	—	(267)	184	(84)
Decrease (increase) in restricted cash	(3)	—	7	—	4
Capital contributions	(131)	—	(316)	447	—
Capital redemptions	603	—	—	(603)	—
Investment in The Reserve Primary Fund	(360)	—	—	—	(360)
Return of investment in The Reserve Primary Fund	284	—	—	—	284
Other transactions	—	—	11	—	11

Total Cash Flows From Investing Activities	141	(19)	(1,102)	(156)	(1,136)

Cash Flows From Financing Activities:

Short term debt and overdrafts incurred	—	—	97	—	97
Short term debt and overdrafts paid	(20)	(4)	(7)	—	(31)
Long term debt incurred	700	—	1,080	—	1,780
Long term debt paid	(750)	—	(709)	—	(1,459)
Common stock issued	5	—	—	—	5
Capital contributions	—	131	316	(447)	—
Capital redemptions	—	(215)	(388)	603	—
Dividends paid	—	—	(643)	588	(55)
Debt related costs and other transactions	—	—	11	—	11

Total Cash Flows From Financing Activities	(65)	(88)	(243)	744	348

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	(4)	(32)	—	(36)

Net Change in Cash and Cash Equivalents	(1,694)	15	110	—	(1,569)

Cash and Cash Equivalents at Beginning of the Year	2,516	25	922	—	3,463

Cash and Cash Equivalents at End of the Year	$822	$40	$1,032	$—	$1,894

	Condensed Consolidating Statement of Cash Flows
	Twelve Months Ended December 31, 2007
				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities:

Total operating cash flows from continuing operations	$(363)	$(264)	$1,761	$(1,042)	$92
Operating cash flows from discontinued operations	(4)	(8)	12	13	13

Total Cash Flow From Operating Activities	(367)	(272)	1,773	(1,029)	105

Cash Flows From Investing Activities:

Capital expenditures	(289)	(16)	(430)	(4)	(739)
Asset dispositions	107	9	81	(90)	107
Asset acquisitions	—	—	(90)	90	—
Capital contributions	(476)	—	(151)	627	—
Capital redemptions	701	48	27	(776)	—
Decrease (increase) in restricted cash	24	—	(1)	—	23
Other transactions	—	—	3	—	3

Total investing cash flows from continuing operations	67	41	(561)	(153)	(606)
Investing cash flows from discontinued operations	1,060	115	248	12	1,435

Total Cash Flows From Investing Activities	1,127	156	(313)	(141)	829

Cash Flows From Financing Activities:

Short term debt and overdrafts incurred	—	—	21	—	21
Short term debt and overdrafts paid	(6)	(10)	(65)	—	(81)
Long term debt incurred	—	—	142	—	142
Long term debt paid	(1,790)	(1)	(536)	—	(2,327)
Common stock issued	937	—	—	—	937
Capital contributions	—	122	505	(627)	—
Capital redemptions	—	(11)	(753)	764	—
Dividends paid	—	—	(1,105)	1,005	(100)
Debt related costs and other transactions	(11)	—	(7)	—	(18)

Total financing cash flows from continuing operations	(870)	100	(1,798)	1,142	(1,426)
Financing cash flows from discontinued operations	—	—	(37)	28	(9)

Total Cash Flows From Financing Activities	(870)	100	(1,835)	1,170	(1,435)

Net Change in Cash of Discontinued Operations	—	—	27	—	27
Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	4	71	—	75

Net Change in Cash and Cash Equivalents	(110)	(12)	(277)	—	(399)

Cash and Cash Equivalents at Beginning of the Year	2,626	37	1,199	—	3,862

Cash and Cash Equivalents at End of the Year	$2,516	$25	$922	$—	$3,463

	Condensed Consolidating Statement of Cash Flows
	Twelve Months Ended December 31, 2006
				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities:

Total operating cash flows from continuing operations	$233	$12	$715	$(515)	$445
Operating cash flows from discontinued operations	64	—	101	(50)	115

Total Cash Flow From Operating Activities	297	12	816	(565)	560

Cash Flows From Investing Activities:

Capital expenditures	(244)	(14)	(373)	(6)	(637)
Asset dispositions	49	1	111	(34)	127
Asset acquisitions	(71)	—	(5)	35	(41)
Capital contributions	(1)	(10)	—	11	—
Decrease in restricted cash	26	—	1	—	27
Other transactions	26	—	—	—	26

Total investing cash flows from continuing operations	(215)	(23)	(266)	6	(498)
Investing cash flows from discontinued operations	(20)	—	(21)	7	(34)

Total Cash Flows From Investing Activities	(235)	(23)	(287)	13	(532)

Cash Flows From Financing Activities:

Short term debt and overdrafts incurred	—	4	73	—	77
Short term debt and overdrafts paid	(64)	—	(37)	—	(101)
Long term debt incurred	1,970	—	275	—	2,245
Long term debt paid	(402)	—	(99)	—	(501)
Common stock issued	12	—	—	—	12
Capital contributions	—	11	—	(11)	—
Dividends paid	—	(8)	(597)	536	(69)
Debt related costs and other transactions	(15)	—	—	—	(15)

Total financing cash flows from continuing operations	1,501	7	(385)	525	1,648
Financing cash flows from discontinued operations	(3)	6	(31)	27	(1)

Total Cash Flows From Financing Activities	1,498	13	(416)	552	1,647

Net Change in Cash of Discontinued Operations	1	—	(11)	—	(10)
Effect of Exchange Rate Changes on Cash and Cash
Equivalents	—	—	59	—	59

Net Change in Cash and Cash Equivalents	1,561	2	161	—	1,724

Cash and Cash Equivalents at Beginning of the Year	1,065	35	1,038	—	2,138

Cash and Cash Equivalents at End of the Year	$2,626	$37	$1,199	$—	$3,862

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
Supplementary Data
(Unaudited)
Quarterly Data and Market Price Information

	Quarter
(In millions, except per share amounts)	First	Second	Third	Fourth	Year
2008
Net Sales	$4,942	$5,239	$5,172	$4,135	$19,488
Gross Profit	981	1,043	856	469	3,349

Net Income (Loss)	173	93	52	(341)	(23)
Less: Minority Shareholders’ Net Income (Loss)	26	18	21	(11)	54

Goodyear Net Income (Loss)	$147	$75	$31	$(330)	$(77)

Goodyear Net Income (Loss) Per Share:
— Basic	$0.61	$0.31	$0.13	$(1.37)	$(0.32)

— Diluted(a)	$0.60	$0.31	$0.13	$(1.37)	$(0.32)

Weighted Average Shares Outstanding — Basic	240	241	241	241	241
— Diluted	244	243	243	241	241

Price Range of Common Stock:* High	$29.87	$30.10	$23.10	$15.26	$30.10
Low	22.27	17.53	14.16	3.93	3.93

Selected Balance Sheet Items at Quarter-End:
Total Assets	$17,100	$17,494	$17,043	$15,226
Total Debt and Capital Leases	4,076	4,069	5,391	4,979
Goodyear Shareholders’ Equity	3,217	3,353	3,214	1,022
Total Shareholders’ Equity	3,525	3,669	3,517	1,253

(a)	Due to the anti-dilutive impact of potentially dilutive securities in periods which we recorded a net loss, the quarterly earnings per share amounts do not add to the full year.

*	New York Stock Exchange — Composite Transactions
The first quarter of 2008 included after-tax rationalization charges of $13 million primarily related to the elimination of tire production at our Tyler, Texas tire plant, a warehouse closure, and the exit of certain unprofitable retail stores in our EMEA business unit. The quarter also included after-tax charges of $33 million related to the redemption of long term debt and $10 million for debt issuance costs written-off in connection with our refinancing activities. After-tax gains in the quarter included $33 million related to asset sales and an $8 million after-tax gain on an excise tax settlement.
     The second quarter of 2008 included after-tax rationalization charges of $83 million and after-tax accelerated depreciation charges of $4 million, primarily related to the closure of the Somerton, Australia tire manufacturing facility. The quarter also included an after-tax gain of $2 million related to asset sales.
     The third quarter of 2008 included after-tax rationalization charges of $33 million and after-tax accelerated depreciation charges of $13 million, primarily related to the closure of the Somerton, Australia tire manufacturing facility and the Tyler, Texas mix center, and our plan to exit 92 of our underperforming stores in the U.S. The quarter also included an after-tax gain of $2 million related to asset sales, after-tax charges of $7 million related to Hurricanes Ike and Gustav, a VEBA-related charge of $11 million, discrete net tax charges of $6 million related primarily to German operations, and after-tax charges of $5 million related to the exit of our Moroccan business.
     The fourth quarter of 2008 included after-tax rationalization charges of $38 million and after-tax accelerated depreciation charges of $11 million, primarily related to the closure of the Somerton, Australia tire manufacturing facility and plans to reduce manufacturing, selling, administrative and general expenses through headcount reduction programs in all of our strategic business units. The quarter also included after-tax gains of $13 million related to asset sales and $7 million related to settlements with certain suppliers, and after-tax losses of $16 million related to the liquidation of our subsidiary in Jamaica and $5 million for a valuation allowance charge on our investment in The Reserve Primary Fund. The quarter also included $9 million of various discrete net tax benefits.

	Quarter
(In millions, except per share amounts)	First	Second	Third	Fourth	Year
2007
Net Sales	$4,499	$4,921	$5,064	$5,160	$19,644
Gross Profit	760	955	1,014	1,004	3,733

Income (Loss) from Continuing Operations (c)	(93)	40	168	75	190
Discontinued Operations	(64)	27	509	(9)	463

Net Income (Loss)	(157)	67	677	66	653
Less: Minority Shareholders’ Net Income	22	16	14	18	70

Goodyear Net Income (Loss)	$(179)	$51	$663	$48	$583

Goodyear Income (Loss) Per Share — Basic:
Income (Loss) from Continuing Operations	$(0.64)	$0.12	$0.73	$0.26	$0.60
Discontinued Operations	(0.35)	0.14	2.41	(0.04)	2.30

Goodyear Net Income (Loss) Per Share — Basic (a)	$(0.99)	$0.26	$3.14	$0.22	$2.90

Goodyear Income (Loss) Per Share — Diluted:
Income (Loss) from Continuing Operations	$(0.64)	$0.12	$0.66	$0.26	$0.59
Discontinued Operations	(0.35)	0.13	2.09	(0.04)	2.25

Goodyear Net Income (Loss) Per Share — Diluted (a)(b)	$(0.99)	$0.25	$2.75	$0.22	$2.84

Weighted Average Shares Outstanding — Basic	180	196	211	216	201
— Diluted	180	202	244	220	205

Price Range of Common Stock:* High	$32.16	$36.59	$36.90	$31.36	$36.90
Low	21.40	30.96	23.83	25.34	21.40
Selected Balance Sheet Items at Quarter-End:
Total Assets	$15,853	$16,496	$17,033	$17,191
Total Debt and Capital Leases	5,806	5,438	5,046	4,725
Goodyear Shareholders’ Equity (Deficit)	(78)	977	1,801	2,850
Total Shareholders’ Equity	183	1,252	2,088	3,150

(a)	Quarterly per share amounts do not add to the full year per share amounts due to the issuance of 26.1 million shares of common stock in connection with the equity offering in the second quarter of 2007.

(b)	Due to the anti-dilutive impact of potentially dilutive securities in periods which we recorded a net loss, the quarterly earnings per share amounts do not add to the full year.

(c)	Income from continuing operations and net income were reduced by $5 million ($0.03 per basic and diluted share), $5 million ($0.02 and $0.01 per basic and diluted share, respectively), $5 million ($0.01 per basic share) and $4 million ($0.01 per basic and diluted share) in the first, second, third and fourth quarters, respectively by the adoption of FSP APB 14-1. Refer to Note 1.

*	New York Stock Exchange — Composite Transactions
The first quarter of 2007 included after-tax pension plan curtailment and termination charges of $136 million, primarily related to the announced benefit plan changes, after-tax rationalization charges of $22 million and after-tax accelerated depreciation charges of $15 million, primarily related to the elimination of tire production at our Tyler, Texas and Valleyfield, Quebec facilities, and approximately $40 million of costs associated with the USW strike. Of these amounts, discontinued operations included after-tax charges of $72 million related to pension plan curtailment and termination costs, after-tax rationalization charges, including accelerated depreciation, of $9 million, and approximately $6 million of costs associated with the USW strike.
     The second quarter of 2007 included after-tax rationalization charges of $10 million and after-tax accelerated depreciation charges of $10 million, primarily related to the elimination of tire production at our Tyler, Texas and Valleyfield, Quebec facilities. Also included were after-tax charges of $33 million related to the redemption of long term debt, $14 million of debt issuance costs written-off in connection with our refinancing activities, a gain of $9 million related to asset sales, and a tax benefit of $11 million related to an out-of-period tax adjustment related to our correction of the inflation adjustment on equity of our subsidiary in Colombia. Of these amounts, discontinued operations included after-tax rationalization charges, including accelerated depreciation, of $3 million.
     The third quarter of 2007 included an after-tax gain on the sale of our Engineered Products business of $517 million and after-tax accelerated depreciation charges of $6 million, primarily related to the elimination of tire production at our Tyler, Texas and Valleyfield, Quebec facilities. Also included was a gain of $11 million related to asset sales. Of these amounts, discontinued operations included an after-tax gain on the sale of our Engineered Products business of $517 million.

     The fourth quarter of 2007 included an after-tax gain of $16 million on the sale of assets in the UK, an after-tax loss of $36 million ($35 million after minority interest) on the sale of substantially all of the assets of North American Tire’s tire and wheel assembly operation, and an after-tax charge of $17 million related to the conversion of our 4% convertible senior notes due 2034. Also included were after-tax rationalization charges of $20 million and after-tax accelerated depreciation charges of $6 million, primarily related to the reduction of tire production at two facilities in Amiens, France and the elimination of tire production at our Tyler, Texas facility. Discontinued operations included after-tax expense adjustments to the gain on the sale of our Engineered Products business of $9 million.